UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. )

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NVIDIA CORPORATION

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PRELIMINARY COPY—SUBJECT TO COMPLETION

NVIDIA CORPORATION
Headquarters	Meeting Location
2701 SAN TOMAS EXPRESSWAY	2800 SCOTT BOULEVARD
SANTA CLARA, CALIFORNIA 95050	SANTA CLARA, CALIFORNIA 95050
Online Location
www.virtualshareholdermeeting.com/NVIDIA2011

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of NVIDIA Corporation which will take place on Wednesday, May 18, 2011, at 9:00 a.m. pacific daylight time for the following purposes:

1.	To elect two directors nominated by the Board of Directors to hold office until our 2014 Annual Meeting of Stockholders;

2.	To amend our Certificate of Incorporation to declassify the Board of Directors such that all directors are elected on an annual basis by 2014;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation;

5.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012; and

6.	To conduct any other business properly brought before the 2011 Annual Meeting.

You can attend our 2011 Annual Meeting in person by going to Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California, 95050. Please see the map at the end of the attached proxy statement for directions to Building E of our headquarters. In the alternative, you can attend the 2011 Annual Meeting online and vote your shares and submit your questions electronically during the meeting by visiting www.virtualshareholdermeeting.com/NVIDIA2011.

The items of business for the 2011 Annual Meeting are more fully described in the attached proxy statement. Only stockholders who owned our stock at the close of business on March 21, 2011 may vote at the 2011 Annual Meeting or any adjournments, continuations or postponements of the meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about April     , 2011, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet. Your vote is important. Whether or not you plan to attend the 2011 Annual Meeting, PLEASE VOTE YOUR SHARES.

We look forward to seeing you at the 2011 Annual Meeting.

By Order of the Board of Directors

David M. Shannon

Secretary

Santa Clara, California

April     , 2011

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on May 18, 2011

This Notice, Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter

can be accessed electronically at

www.nvidia.com/proxy

PRELIMINARY COPY—SUBJECT TO COMPLETION

NVIDIA CORPORATION

2701 SAN TOMAS EXPRESSWAY

SANTA CLARA, CALIFORNIA 95050

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

MAY 18, 2011

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Your proxy is being solicited on behalf of the Board of Directors, or the Board, of NVIDIA Corporation, a Delaware corporation. Your proxy is for use at our 2011 Annual Meeting of Stockholders, or the 2011 Annual Meeting, to be held on Wednesday, May 18, 2011, at 9:00 a.m. pacific daylight time. This proxy statement contains important information regarding the 2011 Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

How can I attend the 2011 Annual Meeting?

You can attend our 2011 Annual Meeting in person or you can attend and participate via the Internet.

Attending In Person.    Our 2011 Annual Meeting will take place in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, California 95050, and our telephone number is (408) 486-2000. Please see the map at the end of this proxy statement for directions to the 2011 Annual Meeting.

Attending and Participating Online.    You may also attend the 2011 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NVIDIA2011. Stockholders may vote and submit questions while attending the meeting on the Internet. You will need the 12-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) to enter the meeting via the Internet. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NVIDIA2011.

Non-stockholders can also listen to the 2011 Annual Meeting live at www.virtualshareholdermeeting.com/NVIDIA2011. An archived copy of the webcast will be available at www.nvidia.com/proxy through June 3, 2011.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the U.S. Securities and Exchange Commission, or SEC, rule that allows companies to furnish their proxy materials over the Internet. On or about April     , 2011, we sent stockholders who own our common stock at the close of business on March 21, 2011 (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2011 annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet or by telephone. In addition, the Notice contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our fiscal year 2011 annual report and a form of proxy card or voting instruction card. The Notice also provides instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

If you make this election, you will receive an email message shortly after the proxy statement is released containing the Internet link to access our Notice, proxy statement and fiscal year 2011 annual report. The email also will include instructions for voting on the Internet.

In order to receive these materials electronically, you must follow the applicable procedure below:

Stockholders of Record.    If you are a stockholder of record, you can choose to receive our future proxy materials electronically by following the instructions to vote on the Internet at www.proxyvote.com and when prompted, indicate that you agree to access stockholder communications electronically in future years.

Street Name Holders.    If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting www.icsdelivery.com/nvda.

Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website at www.nvidia.com, send an electronic mail message to irelectronicdelivery@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, California 95050.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the 2011 Annual Meeting, and if you have not previously requested to receive electronic or paper delivery, you should have received by mail, a Notice instructing you how to access the materials on the Internet and how to vote your shares.

Who can vote at the 2011 Annual Meeting?

Stockholders of record at the close of business on March 21, 2011, the record date, will be entitled to vote at the 2011 Annual Meeting. On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned by such stockholder as of March 21, 2011. On the record date, there were 595,125,429 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the 2011 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2011 Annual Meeting. If you would like to view the stockholder list, please call our Stock Administration Department at (408) 486-2000 to schedule an appointment.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record.    You are a stockholder of record if at the close of business on March 21, 2011 your shares were registered directly in your name with BNY Mellon Shareowner Services, our transfer agent.

Beneficial Owner.    You are a beneficial owner if your shares were held through a broker or other nominee and not in your name at the close of business on March 21, 2011. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your broker sends the Notice or the proxy materials to you. As a beneficial owner, your broker or other nominee is the stockholder of record of your shares. You have the right to direct your broker on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person or online at the 2011 Annual Meeting you must obtain a legally valid proxy from your broker prior to the 2011 Annual Meeting. Because of a change in New York Stock Exchange, or NYSE, rules, your broker will not be able to vote your shares on the election of directors, nor on the advisory vote on executive compensation or on the frequency of holding advisory votes on executive compensation, unless they receive specific instructions from you. Therefore, you MUST give your broker instructions in order for your vote to be counted on the proposals to elect directors, to conduct an advisory vote on executive compensation and to conduct an advisory vote on the frequency of holding advisory votes on executive compensation. We strongly encourage you to vote.

What am I voting on?

There are five matters scheduled for a vote:

1.	To elect two directors nominated by the Board to hold office until our 2014 Annual Meeting of Stockholders;

2.	To amend our Certificate of Incorporation to declassify the Board such that all directors are elected on an annual basis by 2014;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012.

In addition, you are entitled to vote on any other matters that are properly brought before the 2011 Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the two directors nominated by the Board to hold office until our 2014 Annual Meeting of Stockholders;

•	FOR the amendment to our Certificate of Incorporation to declassify the Board such that all directors are elected on an annual basis by 2014;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of 1 YEAR as the preferred frequency at which NVIDIA should hold an advisory vote on executive compensation; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012.

How do I vote?

You may either vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting for any nominee. For the proposal to approve, on an advisory basis, the frequency of the advisory vote on executive compensation, you may vote for 1 YEAR, 2 YEARS, or 3 YEARS as the preferred frequency or you may ABSTAIN from voting for a preferred frequency. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person.    You may vote in person by coming to the 2011 Annual Meeting. Even if you plan to attend the 2011 Annual Meeting, we urge you to vote by proxy prior to the 2011 Annual Meeting to ensure your vote is counted.

By Proxy.    If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

By Telephone or Internet.    You may submit your proxy by following the instructions provided in the Notice to vote over the Internet. If you received a printed version of the proxy materials by mail, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card to vote over the Internet or by telephone.

Beneficial Owner.    If you are a beneficial owner, you should have received a Notice or voting instructions from your broker. You should follow the instructions in the Notice or voting instructions in order to instruct your broker on how to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person or online at the 2011 Annual Meeting, you must obtain a valid proxy from your broker.

What is a broker non-vote?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested) and, for the first time, under a new amendment to the NYSE rules, executive compensation, including the advisory votes on executive compensation and on the frequency of holding advisory votes on executive compensation.

How are votes counted?

Votes will be counted by the inspector of election appointed for the 2011 Annual Meeting, who will separately count, with regard to Proposal 1, the election of two members to our Board named in this proxy statement, FOR votes, WITHHOLD votes, ABSTAIN votes and broker non-votes; with regard to Proposal 4, the advisory vote on the frequency of holding advisory votes on executive compensation, votes for 1 YEAR, 2 YEARS and 3 YEARS as the preferred frequency, ABSTAIN votes and broker non-votes; and with respect to the other proposals, FOR votes, AGAINST votes, ABSTAIN votes and broker non-votes.

With regard to Proposal 1, the election of directors, shares not present at the meeting, shares voting ABSTAIN and broker non-votes will have no effect. With regard to Proposal 2, the amendment of the Certificate of Incorporation to declassify the Board, shares not present at the meeting, shares voting ABSTAIN and broker non-votes will have the same effect as an AGAINST vote. With regard to the other proposals, shares voting ABSTAIN will have the same effect as an AGAINST vote, and shares not present at the meeting and broker non-votes will have no effect.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3 and 5 and for 1 YEAR as the preferred frequency (Proposal 4). If any other matter is properly presented at the 2011 Annual Meeting, either Jen-Hsun Huang or David M. Shannon as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the 2011 Annual Meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary;

•	you may attend the 2011 Annual Meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

We need a quorum of stockholders to hold our 2011 Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on March 21, 2011 are represented at the 2011 Annual Meeting either in person or by proxy. On the record date, there were 595,125,429 shares of common stock outstanding and entitled to vote, meaning that 297,562,715 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2011 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the 2011 Annual Meeting may adjourn the 2011 Annual Meeting to another date.

How many votes are needed to elect directors (Proposal 1)?

We have adopted Bylaw provisions providing for a majority vote standard in non-contested elections. As the number of nominees properly nominated for the 2011 Annual Meeting is the same as the number of directors to be elected, the 2011 Annual Meeting is a non-contested election. Pursuant to our Bylaws, if the number of WITHHOLD votes with respect to a nominee exceeds the number of votes FOR, then the nominee is required to submit his resignation for consideration by our Board and our Nominating and Corporate Governance Committee.

How many votes are needed to amend our Certificate of Incorporation to declassify the Board (Proposal 2)?

The affirmative vote of the holders of at least 66 2/3% of our outstanding shares of common stock is required for the amendment of our Certificate of Incorporation to declassify the Board. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have the same effect as an AGAINST vote.

How many votes are needed to approve, on an advisory basis, the compensation of our named executive officers (Proposal 3)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the advisory approval of the compensation of our named executive officers. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How many votes are needed to approve, on an advisory basis, the frequency of holding an advisory vote on the compensation of our named executive officers (Proposal 4)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the advisory approval of the frequency of holding an advisory vote on the compensation of our named executive officers. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 5)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How can I find out the results of the voting at the 2011 Annual Meeting?

Preliminary voting results will be announced at the 2011 Annual Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by May 24, 2011.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay MacKenzie Partners a fee of $10,000 for their services. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you received more than one Notice or full set of proxy materials then your shares are either registered in more than one name or are held in different accounts. Please complete, sign and return each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December     , 2011 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, in the event that we do not hold our 2012 Annual Meeting between April 18, 2012 and June 17, 2012, then the deadline for your proposal is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2012 Annual Meeting, you must do so in writing following the above instructions not later than the close of business on December     , 2011, and not earlier than the close of business on November     , 2011. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2012 Annual Meeting between April 18, 2012 and June 17, 2012.

Can I view these proxy materials on the NVIDIA website?

Yes. This proxy statement is posted on our Investor Relations website at www.nvidia.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2011. The contents of our website are not a part of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is currently divided into three classes serving staggered three year terms. At the 2011 Annual Meeting, our stockholders will elect two directors to serve until our 2014 annual meeting of stockholders. Messrs. Jones and Miller are currently directors and were previously elected by our stockholders. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election and unanimously recommended that each nominee be submitted for election to the Board. Our Board approved the recommendation at its meeting held on February 24, 2011. If elected at the 2011 Annual Meeting, each of the nominees will serve until the 2014 annual meeting of stockholders and until his successor is elected or appointed.

The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes.

The Nominating and Corporate Governance Committee is responsible for reviewing, assessing and recommending members to the Board for approval. The Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential members. In general, the Nominating and Corporate Governance Committee considers numerous factors, such as the nominee’s: independence; gender; ethnic background; personal and professional judgment and integrity; high-level management experience necessary to oversee our business; professional and industry knowledge; collegiality; financial expertise; desirability as a member of any committees of the Board; willingness and ability to devote substantial time and effort to Board responsibilities; experience and the interplay with the experience of other Board members; and ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews this director’s overall service to NVIDIA during their term, including the number of meetings attended, level of participation and quality of performance. The Nominating and Corporate Governance Committee values diversity as a factor in selecting nominees to serve on the Board and considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board with regard to the above factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee and the Board periodically review and assess the continued relevance of and emphasis on these factors to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee our business.

Listed below are key skills and experience that the Nominating and Corporate Governance Committee and Board consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills relative to this list as of the date of this proxy statement.

•

Senior Management and Operating Experience.    Directors who have served in senior leadership positions are important to us, as they bring insight to constructively review and assess our operating plan and business strategy.

•

Industry and Technical Expertise.    Because we are a technology, hardware and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop and the markets in which we compete.

•

Financial Expertise.    Knowledge of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our financial reporting and internal controls.

•

Public Company Board Experience.    Directors who have served on boards of directors of other public companies have corporate governance experience, a deep understanding of the role and responsibilities of the Board and insight into matters being handled by our Board.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

•	Understanding of Our People and Products. Directors who have an understanding of our people and products are important to us.

Nominees for Election for a Three-Year Term Expiring at Our 2014 Annual Meeting

Harvey C. Jones is the chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. Mr. Jones also serves as a private venture capitalist to technology companies. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as chief executive officer through January 1994 and as executive chairman of the board of directors until February 1998. Prior to Synopsys, Mr. Jones served as president and chief executive officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones served on the board of directors of Wind River Systems, Inc., an embedded software and services provider, from 2004 to 2009. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

Through his experiences as chairman and chief executive officer of a large global technology company and as co-founder of two technology companies, Mr. Jones brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Mr. Jones also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 18 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

William J. Miller has served as an independent board member for several companies and has been an occasional consultant to technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was chief executive officer and chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as president of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as chief executive officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as executive vice president and president, information services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology, and Glu Mobile, Inc., a publisher of mobile games. Mr. Miller served on the board of directors of Overland Storage, Inc. from 2006 to 2009 and Viewsonic Corporation from 2004 to 2008. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Through his experiences as chief executive officer of two publicly-traded technology companies and as a business consultant to technology companies, Mr. Miller brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Additionally, Mr. Miller’s service on boards of directors of other public companies and his varied experience in legal affairs provides him with considerable corporate governance experience, an understanding of the role and responsibilities of a public company board of directors and insight into matters being handled by our Board. Mr. Miller also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 17 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE ELECTION

TO THE BOARD OF EACH NAMED NOMINEE.

PROPOSAL 2

AMENDMENT TO NVIDIA’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CLASSIFIED BOARD STRUCTURE

After careful consideration and upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously determined that it would be in the best interests of NVIDIA and our stockholders to amend our Amended and Restated Certificate of Incorporation to declassify the Board and provide for the annual election of all directors, as described below. The Board is now asking NVIDIA’s stockholders to approve this amendment to the Amended and Restated Certificate of Incorporation.

NVIDIA’s Current Classified Board Structure

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Consequently, at any given annual meeting of stockholders, our stockholders have the ability to elect only one class of directors, constituting roughly one-third of the entire Board.

Proposed Declassification of the Board

In February 2011, the Board voted to approve, and to recommend that our stockholders approve at the 2011 Annual Meeting, an amendment to our Amended and Restated Certificate of Incorporation that upon filing with the Secretary of State of the State of Delaware will eliminate the Board’s classified structure. If our stockholders approve the proposed amendment, directors who have been elected to three-year terms prior to the filing of the amendment (including directors elected at the 2011 Annual Meeting) will complete those terms. Thereafter, their successors will be elected to one-year terms and from and after the annual meeting of stockholders to be held in 2014, all directors will stand for election annually.

Rationale for Declassification

The Board is committed to good corporate governance. Accordingly, in determining whether to propose the declassification of the Board as described above, the Board carefully reviewed the various arguments for and against a classified Board structure.

The Board recognizes that a classified structure may offer several advantages, such as promoting Board continuity and stability, encouraging directors to take a long-term perspective and reducing a company’s vulnerability to coercive takeover tactics. The Board also recognizes, however, that a classified structure may appear to reduce directors’ accountability to stockholders, since such a structure does not enable stockholders to express a view on each director’s performance by means of an annual vote. The Board also believes that implementing annual elections for all directors would support our ongoing effort to adopt “best practices” in corporate governance as the Board noted that many U.S. public companies have eliminated their classified Board structures in recent years.

In view of the considerations described above, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously determined that it is in the best interests of NVIDIA and our stockholders to eliminate the classified Board structure as proposed. Therefore, the Board has unanimously approved the proposed amendment to our Amended and Restated Certificate of Incorporation, a copy of which is attached to this Proxy Statement as Appendix A. Our Board has also approved an amendment to our Bylaws to eliminate the Board’s classified structure to be effective upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware.

Required Vote

Under the Amended and Restated Certificate of Incorporation, this proposal must be approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the outstanding shares of NVIDIA entitled to vote at an election of directors. Accordingly, this proposal will be approved, and the proposed amendment to the Amended and Restated Certificate of Incorporation adopted, upon the affirmative vote of the holders of at least 66 2/3% of our outstanding shares of common stock. Abstentions and broker non-votes will have the effect of an AGAINST vote on this proposal.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following is information for each of the members of our Board as of the date of this proxy statement:

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
Harvey C. Jones	Director	58	November 1993	2011
William J. Miller	Lead Director	65	November 1994	2011
Tench Coxe	Director	53	June 1993	2012
Mark L. Perry	Director	55	May 2005	2012
Mark A. Stevens	Director	51	September 2008*	2012
James C. Gaither	Director	73	December 1998	2013
Jen-Hsun Huang	Chief Executive Officer, President and Director	48	April 1993	2013
A. Brooke Seawell	Director	63	December 1997	2013

*	Mr. Stevens previously served as a member of our Board from June 1993 until June 2006.

The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Directors Continuing in Office until our 2012 Annual Meeting

Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was director of marketing and MIS at Digital Communications Associates. Mr. Coxe also serves on the board of directors of eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

Mr. Coxe has 23 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and served on the board of directors of several companies. This experience has provided Mr. Coxe with a deep understanding of the technology industry and the drivers of structural change and high-growth opportunities in technology. He has also gained significant financial expertise and experience formulating corporate strategy. Mr. Coxe’s service on boards of directors of other public companies provides him with considerable experience about the best practices of effective boards. Mr. Coxe also has a deep understanding of our people and products, which he acquired over 18 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Mark L. Perry currently serves as the president and chief executive officer and a member of the board of directors of Aerovance Inc., a biopharmaceutical company. Prior to joining Aerovance in February 2007, Mr. Perry served as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company. Mr. Perry was an executive officer of Gilead from July 1994 to April 2004, serving in a variety of capacities, including general counsel, chief financial officer and, most recently, executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From September 1981 to June 1994, Mr. Perry was with the law firm of Cooley LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. From 2003 to 2009, Mr. Perry served as a member of the board of directors of Nuvelo, Inc. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.

Through his experience as chief financial officer of a large biotechnology company, Mr. Perry brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Perry has also gained significant operating experience, expertise in corporate strategy development and business acumen from serving as the chief executive officer and executive vice president of operations at different companies. As a result of his experience as a partner in a large law firm and as general counsel of a large biopharmaceutical company, Mr. Perry brings to the Board varied experience in legal affairs and corporate governance experience as well as a deep understanding of the role and responsibilities of a board of directors. In addition, Mr. Perry’s service on boards of directors of other public companies has provided him with considerable experience about the best practices of effective boards. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Mark A. Stevens is a private venture capitalist to technology companies. From March 1993 to March 2011, Mr. Stevens was a managing member of Sequoia Capital, a venture capital investment firm. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation, a technology company, and was a member of the technical staff at Hughes Aircraft Company, an aerospace company. Mr. Stevens currently serves on the board of Alpha and Omega Semiconductor Limited and the board of a privately-held company. He also serves as a Trustee of the University of Southern California and is a part-time lecturer at the Stanford University Graduate School of Business. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

Mr. Stevens has 22 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and has served on the board of directors of several companies. This experience has provided a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities in technology. He has also gained significant experience overseeing corporate strategy and assessing operating plans. Mr. Stevens also has a deep understanding of our people, products, operations and strategic direction, which he acquired by serving on our Board from 1993-2006 and from 2008 to the date of the filing of this proxy statement. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Directors Continuing in Office until our 2013 Annual Meeting

James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since July 2000. He is a retired partner of the law firm of Cooley LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, special assistant to the Assistant Attorney General in the United States Department of Justice and staff assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University, former vice chairman of the board of directors of The William and Flora Hewlett Foundation and immediate past chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Mr. Gaither’s broad experience ranges from venture capital investments in early-stage technology companies to extensive and varied experience in legal affairs. Through his role as a venture capitalist, Mr. Gaither brings to the Board business acumen and expertise in corporate strategy development. As a result of his experience as a partner in a large law firm, Mr. Gaither brings to the Board varied experience in legal affairs and corporate governance experience as well as an understanding of the role and responsibilities of a board of directors. Mr. Gaither also has a deep understanding of our people, products, operations and strategic direction which he acquired over 13 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served since that time as our president and chief executive officer. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as director of coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

Mr. Huang is one of the semiconductor industry’s most respected executives, having led NVIDIA from a start-up to the world’s leader in visual and parallel computing. Under his guidance, we have shown consistent innovation and sharp execution, marked by products that have gained strong market share, even as many competitors have left the marketplace. Mr. Huang has a deep understanding of our products, people, operations and strategic direction which he acquired over the 18 year period since co-founding NVIDIA in 1993. The Board believes that these leadership skills and this successful track record position him to serve NVIDIA well.

A. Brooke Seawell has been a venture partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was executive vice president of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell serves on the board of directors of Informatica Corporation, a data integration software company, Glu Mobile, Inc., a publisher of mobile games, and several privately-held companies. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Mr. Seawell brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working as a venture capitalist and serving as the chairman of the audit committees of boards of directors of two other public companies. Mr. Seawell also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 14 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Independence of the Members of the Board of Directors

Our corporate governance policies, as supplemented to date, or the Corporate Governance Policies, require our Board to affirmatively determine that at least 75% of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meet any other qualification requirements required by the SEC and The NASDAQ Stock Market LLC, or NASDAQ. This 75% threshold is higher than the majority threshold required by NASDAQ’s rules and regulations. In addition, to be deemed “independent” in any calendar year, directors of NVIDIA must comply with NASDAQ Rules regarding the independence of directors with the following heightened standards: (i) with respect to NASDAQ Rule 5605(a)(2)(B), the dollar threshold is lowered from $120,000 to $100,000; and (ii) with respect to NASDAQ Rule 5605(a)(2)(D), the percentage and dollar threshold is reduced to either 2% of the recipients’ consolidated gross revenues for that year, or $60,000, whichever is greater.

After considering all relevant relationships and transactions, the Board determined all members of the Board are “independent” as defined by NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our president and chief executive officer. Thus, as of the date of the mailing of this proxy statement, 87.5% of the members of our Board are independent. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards.

Board Leadership Structure

Our Bylaws and Corporate Governance Policies permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by not having a chairman of the board and by having a lead independent director, or Lead Director.

In the absence of a chairman of the board, our Corporate Governance Policies provide that our chief executive officer has primary responsibility for preparing the agendas for Board meetings. Our chief executive officer also presides over the portion of the meetings of the Board where he is present.

Given that we do not have a chairman of the board, the Board believes that a Lead Director is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis. Mr. Miller has been our Lead Director since May 2009. Mr. Miller brings considerable skills and experience, as described in Proposal 1—Election of Directors, to the role. In addition, Mr. Miller is Chair of our Nominating and Corporate Governance Committee, which affords him increased engagement with Board governance and composition. Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

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determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

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working independently or with our chief executive officer, seeking input from all directors, as well as the chief executive officer and other relevant management, as to the preparation of the agendas for Board and committee meetings;

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advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and

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coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the chief executive officer on sensitive issues.

As discussed above, a substantial portion of our Board is comprised of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on risk facing NVIDIA from our chief executive officer or the appropriate “risk owner” within NVIDIA to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Audit Committee Financial Experts

The Board has determined that each of Messrs. Seawell and Perry satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” within the meaning of the SEC rules.

Corporate Governance Policies of the Board of Directors

The Board has documented our governance practices by adopting Corporate Governance Policies to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board

As required under NASDAQ’s listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. In fiscal year 2011, our independent directors met in executive session at three of the four regularly scheduled Board meetings.

In addition, independent directors have in the past and will continue to meet regularly in scheduled executive session with our chief executive officer. In fiscal year 2011, our independent directors met in executive session with our chief executive officer at three of the four regularly scheduled Board meetings.

Director Attendance at Annual Meeting

We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We generally schedule a Board meeting in conjunction with our annual meetings and expect that all of our directors will attend each annual meeting, absent a valid reason. Six of our eight Board members attended our 2010 Annual Meeting.

Board Self-Assessments

The Nominating and Corporate Governance Committee oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which they serve. After these evaluations are complete, the results are discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Director Education

The Board believes that director education is integral to Board and committee performance and effectiveness. Directors are expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors. In fiscal year 2010, we engaged the Stanford Directors’ College, which is affiliated with the Stanford University Law School, to create an individualized continuing education program for our Board members. Each of directors completed this eight hour continuing education program in fiscal year 2010, except Mr. Seawell who attended six of the eight hours. However, Mr. Seawell had previously attended the Stanford Directors’ College in 2008.

Director Stock Ownership Guidelines

The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each director to hold at least 25,000 shares of our common stock during the period in which they serve as a director, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options. Directors will have 18 months from the date that they become directors to reach the ownership threshold. Each of our directors currently meets or exceeds the stock ownership requirement. The stock ownership guidelines are intended to further align director interests with stockholder interests.

Outside Advisors

The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Code of Conduct

We have a Worldwide Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer and principal financial and accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.

Corporate Hotline

We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matters of concern (unless prohibited by local privacy laws for employees located in the European Union).

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board. For an explanation of the factors the Nominating and Corporate Governance Committee considers when evaluating candidates and the Board as a whole, please see Proposal 1—Election of Directors above.

The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading Stockholder Communications with the Board of Directors. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our Bylaws, which contain the requirements for director nominations. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during fiscal year 2011.

Majority Vote Standard

As a part of our continuing process of enhancing our corporate governance procedures and to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. Our Bylaws now provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of WITHHOLD votes, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the WITHHOLD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board’s or the Nominating and Corporate Governance Committee’s decisions. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting.

Board Meeting Information

The Board met four times during fiscal year 2011 and acted by written consent one time. In addition, during fiscal year 2011, the Board attended our Strategic Alignment Meeting, during which they discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed possible challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he serves. In fiscal year 2011, each Board member attended 75% or more of the meetings of the Board and of each committee on which he served.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

In fiscal year 2006, the Board concluded that having our directors rotate and serve on different committees provides a benefit to us and our stockholders. By rotating among committees, we believe all members are more fully informed regarding the full scope of Board and our activities. The Board believes that such rotations are a good corporate governance practice and intends to make periodic rotations in the future.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2011 and Committee Functions
Audit	Meetings: 9
Fiscal Year 2011 Mark L. Perry* A. Brooke Seawell Tench Coxe James C. Gaither

Written Consents: 0

•     oversees our corporate accounting and financial reporting process;

•     oversees our internal audit function;

•     evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•     determines and approves the engagement of the independent registered public accounting firm;

•     determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•     reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•     confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•     discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•     reviews the financial statements to be included in our annual report;

•     reviews earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies on our quarterly earnings calls;

•     prepares the report required to be included by the SEC rules in our annual proxy statement or Annual Report on Form 10-K; and

•     establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2011 and Committee Functions
Compensation	Meetings: 8
Fiscal Year 2011 Mark A. Stevens* William J. Miller Harvey C. Jones

Written Consent: 2

•     reviews and approves our overall compensation strategy and policies;

•     reviews and recommends to the Board the compensation of our Board members;

•     reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers;

•     reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•     reviews and approves written performance goals for our chief executive officer relevant to the compensation of our chief executive officer;

•     reviews and approves the disclosure contained in Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and Annual Report on Form 10-K;

•     administers our stock option and purchase plans, variable compensation plans and other similar programs;

•     assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking; and

•     may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Nominating and Corporate Governance	Meetings: 4 Written Consents: 1

Fiscal Year 2011 William J. Miller* James C. Gaither Harvey C. Jones Mark A. Stevens

•     identifies, reviews and evaluates candidates to serve as directors;

•     recommends candidates for election to our Board;

•     makes recommendations to the Board regarding committee membership;

•     assesses the performance of the Board and its committees;

•     reviews and assesses our corporate governance principles and practices;

•     approves related party transactions; and

•     establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our code of conduct.

*	Committee Chairperson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For fiscal year 2011, the Compensation Committee consisted of Messrs. Jones, Miller and Stevens. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Each of our current directors has purchased and holds shares of our common stock.

DIRECTOR COMPENSATION

Our non-employee directors receive options to purchase shares of our common stock for their services as members of our Board. Non-employee directors do not receive cash compensation for their services as members of our Board, but may be reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs as set forth in our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board. Mr. Huang is our only employee director.

Historically, options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors’ Stock Option Plan as incorporated into our 1998 Equity Incentive Plan, which we refer to as the 1998 Plan. Beginning in June 2007, we started granting annual stock option grants on the first trading day after an annual meeting to our non-employee directors from our 2007 Equity Incentive Plan, which we refer to as the 2007 Plan. We do not offer change-in-control benefits to our directors, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

In March 2010, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on our Board and its committees. The Compensation Committee consulted with our human resources department and Exequity LLC, or Exequity, and reviewed peer company data. Based on this review, the Compensation Committee recommended, and the Board approved, the continuation of our policy of aligning directors and stockholders’ interests by providing only equity compensation in the form of stock options and to target the compensation of non-employee directors at approximately the 75th percentile of the peer companies. The Compensation Committee employed the binomial option pricing model to determine grant recommendations whose fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) approximately aligned with the 75th percentile of our select peer companies’ total annual compensation, both cash and equity, for non-employee directors.

As a result of the review above, a single stock option for 40,000 shares was granted to each non-employee director on the first trading day following the date of our 2010 Annual Meeting. In order to correlate the vesting of the annual stock option to the non-employee directors’ service on the Board and its committees over the following year, the option vests quarterly over the year following the 2010 Annual Meeting. The options have a term of six years. If a non-employee director’s service as a director terminates due to death, the grant will immediately fully vest and become exercisable.

The following table provides information regarding compensation of non-employee directors who served during fiscal year 2011:

Director Compensation for Fiscal Year 2011

Name	Option Awards($) (1)(2)	Total ($)
Tench Coxe	271,600	271,600
James C. Gaither	271,600	271,600
Harvey C. Jones	271,600	271,600
William J. Miller	271,600	271,600
Mark L. Perry	271,600	271,600
A. Brooke Seawell	271,600	271,600
Mark A. Stevens	271,600	271,600

(1)	Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during fiscal year 2011. On May 20, 2010, each non-employee director received a stock option to purchase 40,000 shares as compensation for his service on the Board and committees with an exercise price of $12.46 per share, which was the closing price of our common stock as reported by NASDAQ on May 20, 2010. The full grant date fair value for these awards as determined under FASB ASC Topic 718 was $6.79. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2011, filed with the SEC on March 16, 2011.

(2)	As of January 30, 2011, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Mr. Coxe, options to purchase 626,000 shares; Mr. Gaither, options to purchase 551,000 shares; Mr. Jones, options to purchase 423,807 shares; Mr. Miller, options to purchase 866,000 shares; Mr. Perry, options to purchase 411,000 shares; Mr. Seawell, options to purchase 537,500 shares; and Mr. Stevens, options to purchase 208,000 shares.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead NVIDIA successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2011 Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, also enable our stockholders to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statements. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one, two or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our named executive officers be submitted to the stockholders every one year. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on the Company’s compensation philosophy, policies and practices every year.

Accordingly, the Board is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years or abstaining from voting on the resolution below:

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of the Company’s executive officers once every one, two or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers.”

The Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support, even if that alternative does not receive the support of a majority of the shares present and entitled to vote either in person or represented by proxy and entitled to vote at the 2011 Annual Meeting.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF “1 YEAR” ON PROPOSAL 4.

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 29, 2012. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2011 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

We expect that a representative of PwC will attend the 2011 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2011 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 5.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal year 2011, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 30, 2011. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

NVIDIA has an internal audit function that reports to the Audit Committee. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The Audit Committee approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2011 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 30, 2011.

AUDIT COMMITTEE

Mark L. Perry, Chairman
A. Brooke Seawell
Tench Coxe James Gaither

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees billed by PwC for fiscal year 2011 and 2010 for audit, tax and other professional services during the fiscal year:

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees (1)	$3,314,257	$2,872,151
Audit-Related Fees (2)	0	66,350
Tax Fees (3)	283,782	268,246
All Other Fees (4)	3,000	3,000

Total Fees	$3,601,039	$3,209,747

(1)	Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents and fees related to statutory audits of some of our international entities.

(2)	Audit-related fees for fiscal year 2010 consisted of fees for an audit-related project.

(3)	Tax fees consist of fees for tax compliance and consultation services.

(4)	All other fees consist of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database.

All of the services provided for fiscal years 2011 and 2010 described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee, which is described below.

Our Audit Committee determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of our Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 30, 2011 as to shares of our common stock beneficially owned by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent or more of our common stock.

Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable or restricted stock units that will vest within 60 days of January 30, 2011. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name of Beneficial Owner (1)	Shares Owned	Shares Issuable Within 60 Days	Total Shares Owned	Percent (%)
Named Executive Officers:
Jen-Hsun Huang (2)	21,117,380	2,982,955	24,100,335	4.07%
David L. White	0	225,000	225,000	*
Ajay K. Puri	23,195	859,895	883,090	*
David M. Shannon (3)	91,283	586,689	677,972	*
Debora Shoquist	28,379	429,542	457,921	*
Directors, not including CEO:
Tench Coxe (4)	1,429,644	608,500	2,038,144	*
James C. Gaither (5)	157,404	533,500	690,904	*
Harvey C. Jones (6)	833,460	406,307	1,239,767	*
William J. Miller (7)	302,808	848,500	1,151,308	*
Mark L. Perry (8)	50,000	393,500	443,500	*
A. Brooke Seawell (9)	285,000	520,000	805,000	*
Mark A. Stevens (10)	1,837,866	178,000	2,015,866	*
All directors and executive officers as a group (12 persons) (11)	26,156,419	8,572,388	34,728,807	5.82%

5% Stockholders:
FMR LLC (12)	87,086,348	—	87,086,348	14.80%
PRIMECAP Management Company (13)	39,414,891	—	39,414,891	6.70%

*	Represents less than 1 percent of the outstanding shares of our common stock.

(1)	This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders is based solely on Schedules 13G or 13G/A filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 588,555,701 shares of our common stock outstanding as of January 30, 2011, adjusted as required by SEC rules.

(2)

Includes (i) 19,466,775 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust; (ii) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (iii) 52,845 shares of common stock held by the Jen-Hsun Huang 2009 Annuity Trust, of which Mr. Huang is trustee; and (iv) 52,845 shares of common stock held by the Lori Lynn Huang 2009 Annuity Trust, of which Mr. Huang’s wife is trustee. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,466,775 shares held by the Huang Trust and 1,237,239 shares held by J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 66,880 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are co-trustees and of which Mr. Shannon exercises shared voting and investment power.

(4)	Includes 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in the shares. Also includes 321,849 shares held in the Coxe Revocable Trust, or the Coxe Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held by the Coxe Trust, except to the extent of his pecuniary interest therein.

(5)	Represents shares held by the James C. Gaither Revocable Trust, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power.

(6)	Includes (i) 750,000 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power, (ii) 71,760 shares of common stock owned by ACK Family Partners, L.P. of which Mr. Jones is a general partner and of which Mr. Jones exercises shared voting and investment power, and (iii) (a) 3,900 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 3,900 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power and (c) 3,900 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 71,760 shares of common stock held by ACK Family Partners, L.P., except to the extent of his pecuniary interest therein. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by the Jones Children Trusts, except to the extent of his pecuniary interest therein.

(7)	Represents shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(8)	Represents shares held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(9)	Represents shares held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.

(10)	Represents 1,837,866 shares held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(11)	Includes shares described in footnotes two through ten above.

(12)	This information is based solely on a Schedule 13G/A, dated February 11, 2011, filed with the SEC on February 14, 2011 by FMR LLC, or FMR, reporting its beneficial ownership as of December 31, 2010. The Schedule 13G/A reports that FMR has sole voting power with respect to 6,609,951 shares and sole dispositive power with respect to 87,086,348 shares. FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	This information is based solely on a Schedule 13G/A, dated February 4, 2011, filed with the SEC on February 14, 2011 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of December 31, 2010. The Schedule 13G/A reports that PRIMECAP has sole voting power with respect to 11,320,791 shares and sole dispositive power with respect to 39,414,891 shares. PRIMECAP is located at 225 South Lake Ave., #400, Pasadena, California 91101.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains our executive compensation program as it relates to the “named executive officers” listed below whose fiscal year 2011 compensation information is presented in the tables following this discussion in accordance with SEC rules. We compensate our executive officers based on our fiscal year (which ends on the last Sunday of January of each year). Our fiscal year 2011 ran from February 1, 2010 to January 30, 2011. In this section we refer to our named executive officers as our executive officers, our fiscal year 2011 as fiscal 2011 and NVIDIA Corporation as the Company.

Jen-Hsun Huang	President and Chief Executive Officer, or CEO
David L. White	Executive Vice President and Chief Financial Officer, or CFO (1)
Ajay K. Puri	Executive Vice President, Worldwide Sales
David M. Shannon	Executive Vice President, General Counsel and Secretary
Debora Shoquist	Executive Vice President, Operations

(1)	Mr. White resigned as Executive Vice President and CFO, effective March 17, 2011.

Executive Summary

Our compensation program is designed to attract, retain and motivate a talented, innovative and entrepreneurial team of executives. To do so, we believe that the vast majority of their compensation should be based on performance, both of the individual and of the business. In addition, our variable compensation programs are structured to recognize both short-term and long-term contributions to the Company.

Our compensation program is administered under a rigorous process which includes review of peer group practices, advice of an independent third-party consultant (who reports to the Compensation Committee, not to the Company) and long-standing, consistently applied practices with respect to the timing of equity grants and the pricing of stock options.

Other important features of our compensation program include:

•	We do not enter into employment contracts or severance agreements with any of our executive officers, including our CEO. All of our executive officers are “at will” employees of NVIDIA.

•

We do not offer change-in-control benefits to our executive officers, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

•

None of our executive officers (including our CEO) have any tax reimbursements or supplemental retirement benefits, nor do they receive any perquisites or change-in-control benefits that are not available to all NVIDIA employees.

•

We have determined that each of our executive officers and directors has exceeded our stock ownership guidelines, and, as shown above under Security Ownership of Certain Beneficial Owners and Management, as of January 30, 2011 and assuming a fair market value of our common stock of $23.76 (which was the closing price of our common stock on the last trading day of our fiscal year 2011), our CEO has beneficial ownership of shares (including both shares owned at, and shares he has the right to acquire within 60 days of, January 30, 2011) of our common stock having a value in excess of 835 times his base salary and each of our other executive officers has beneficial ownership of shares (including both shares owned at, and shares that such executive officers have the right to acquire within 60 days of, January 30, 2011) of our common stock having a value in excess of 10 times their respective base salaries.

•	We enforce a “no-hedging” policy in our insider trading policy that prohibits our directors and executive officers from hedging the economic interest in the NVIDIA shares they hold.

•

Since 2009, we have maintained a “clawback” policy for the recovery of performance-based compensation in the event of a financial restatement that, with respect to our CEO and CFO, does not require individual misconduct to be enforced.

•

We review the external marketplace and make internal comparisons among the executive officers when making compensation determinations. The Compensation Committee does not benchmark to specific levels, but rather reviews external marketplace data as one of many factors considered when establishing executive compensation.

•	We structure our executive compensation programs to avoid inappropriate risk-taking by our executives.

•

Our compensation policies take into account the Company’s economic circumstances. In fiscal 2010, in connection with a Company-wide salary reduction, most of our executive officers’ base salaries were reduced by 5% and our CEO’s salary was reduced to $1 (after taxes and benefit contributions) at his request.

•

Our executive compensation is heavily weighted toward at-risk, performance-based compensation. In fiscal 2011, approximately 90% of our CEO’s target compensation and an average of 54% of our other executive officers’ target compensation was in the form of variable cash compensation and stock options that had an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

•

As of March 21, 2011, our compensation program received the best possible score under the Institutional Shareholder Services, or ISS, corporate governance rating system known as GRId. Based on an analysis of twenty-eight different variables reviewed by ISS, our compensation program was given a “low” level of concern, which is intended to indicate that our compensation practices meet or exceed standard market practices.

CEO Compensation.    Mr. Huang’s total compensation was greater in fiscal 2011 than in fiscal 2010 due in large part to (1) the restoration of his base salary to the fiscal 2009 level after having been reduced to $1 for fiscal 2010 and (2) the reinstatement of the annual variable cash compensation plan for fiscal 2011. For fiscal 2010, in recognition of the Company’s fiscal 2009 performance and the anticipated difficult economic environment for fiscal 2010, NVIDIA undertook a number of measures to address financial performance, including reducing Mr. Huang’s base salary as part of company-wide salary reductions and eliminating executive participation in the fiscal 2010 variable cash compensation plan. At the beginning of fiscal 2011, the Compensation Committee restored Mr. Huang’s base salary and at the end of fiscal 2011 in recognition of NVIDIA’s strong second-half performance and the accomplishment of strategic goals, the Compensation Committee made its decisions for Mr. Huang’s fiscal 2011 variable compensation. Mr. Huang’s fiscal 2011 annual equity awards, which consisted entirely of stock options, had a grant date fair value of $3.255 million as compared to $3.475 million for his fiscal 2010 equity award, which also consisted entirely of stock options.

Pay for Performance.    Our variable cash compensation programs truly link executive pay to Company and individual performance. For fiscal 2009, we did not pay out any variable cash compensation amounts to our executive officers because the Company’s performance was below expectations and the threshold levels for payouts approved by our Compensation Committee. In fiscal 2010, we decided at the start of the year that our executive officers would generally not be eligible for variable cash compensation in light of fiscal 2009 performance, expectations for fiscal 2010 and the need to reduce costs in reaction to the global economic downturn.

In fiscal 2011, we established a variable cash compensation program, or our Variable Plan, with a very challenging corporate performance goal of GAAP net income for the year of $603 million, based on the market forecasts and internal corporate budget developed at the beginning of the year. As a reference, even though we had an actual GAAP net loss for fiscal 2010 of $68.0 million, we had positive GAAP net income results in the last two quarters of fiscal 2010 (GAAP net income in the third quarter of $107.6 million and in the fourth quarter of $131.1 million) and therefore felt the goal for fiscal 2011 was challenging but possible with very hard work. During the second quarter of fiscal 2011, due to unanticipated changes in the economic environment and rapidly changing business conditions in our key segments and regions that dramatically affected our financial results, the Compensation Committee determined that the corporate performance goal was no longer achievable, regardless of the level of execution and performance from the employees who were eligible under our Variable Plan. The Compensation Committee was exceedingly concerned that if this program was not modified, fiscal 2011 would be the third consecutive year that the Company’s eligible employees (including our executive officers) would not receive any payout under our Variable Plan. This concern was exacerbated by the paramount need to retain and motivate employees to ramp our Tegra business to exploit opportunities in the mobile computing market, among other initiatives, in the second half of fiscal 2011 and beyond. The Compensation Committee therefore concluded that the Variable Plan for 2011 was no longer able to meet the objectives of attracting, retaining and motivating talented employees.

Consequently, in September 2010, the Compensation Committee decided to split the original single annual performance period of the plan into two six-month periods with respect to corporate performance. The Compensation Committee determined that no amount of compensation was earned with respect to corporate performance in the first half of fiscal 2011 and it established a new corporate goal and payout structure for the second half that would motivate employees to continue to work hard to exploit the potential for the Tegra business and other initiatives. Under the new payout structure, the corporate component was capped at 120%, rather than 200%, of the corporate target amount, and was also pro-rated so that it could only be earned in respect of 50% of the original corporate target amount—that is, the variable cash payout in respect of corporate performance for fiscal 2011 was capped at a maximum of 30% of the total target variable cash opportunity (rather than 100% of the original total target variable cash opportunity, as was the case at the start of the year). At the end of fiscal 2011, the Compensation Committee determined that the Company’s corporate performance exceeded the revised maximum level, resulting in a capped payout of 120% of this second half goal, or 30% of the total target variable cash compensation opportunity. Specifically, the Company achieved GAAP net income in the third and fourth quarters of fiscal 2011 of $256.6 million, an increase of $17.9 million (or 7%) over $238.7 million of net income in the third and fourth quarters of fiscal 2010.

In addition, despite the very difficult start to the year, for fiscal 2011, compared to fiscal 2010, our stock price appreciated by 54%, GAAP net income increased by $321 million, and gross margin increased by 4.4 percentage points.

($ in millions except per share data)	Fiscal Year 2010	Fiscal Year 2011	Change
Fiscal Year End Closing Stock Price	$15.39	$23.76	$8.37
Revenue	$3,326	$3,543	$217
GAAP Gross Margin	35.4%	39.8%	4.4	pp
GAAP Net Income (Loss)	($68.0)	$253.1	$321.1
GAAP Income (Loss) Per Share	($0.12)	$0.43	$0.55
Cash, Cash Equivalents and Marketable Securities Balance at Fiscal Year End	$1,728	$2,491	$763

Executive Compensation Philosophy and Overview

The primary goal for our executive compensation program is to attract, motivate and retain a talented, innovative and entrepreneurial team of executives who will provide leadership for our success in a dynamic, competitive market. We seek to accomplish this goal in a way that is aligned with our business objectives, our performance and the long-term interests of our stockholders. We design our executive compensation program to position NVIDIA competitively among the companies against which we recruit and compete for talent. We also consider the financial obligations created by our executive compensation program, as well as the equity expense and the potential dilution of stockholder ownership.

Consistent with recent years, the principal components of our executive compensation program for fiscal 2011 consisted primarily of equity compensation, variable cash compensation and base salaries. The Compensation Committee does not use a strict weighting system between compensation elements for each executive officer, but instead considers the total compensation necessary to motivate and retain these individuals with a mix that places greater weight on performance-based components, including variable cash compensation and equity compensation. The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase stockholder value in the longer term. In determining the mix between cash and equity, the total cash compensation opportunity (base salary and variable cash compensation) was generally weighted less than the total equity compensation opportunity.

Determining Executive Compensation

Role of the Compensation Committee, Compensation Consultants, and Management

The Compensation Committee meets periodically on a regular schedule throughout the year to manage our compensation program. The Compensation Committee determines the principal components of compensation for our executive officers on an annual basis, typically at the beginning of the applicable fiscal year. The Compensation Committee then meets again mid-year in preparation for the equity grants that are made in September each year, and has the opportunity to review and revise compensation decisions at that time.

In making its decisions, the Compensation Committee obtains advice from an independent executive compensation consultant engaged directly by the Compensation Committee. For fiscal 2011, the Compensation Committee engaged Exequity LLP, or Exequity, to act as its independent compensation consultant. Exequity took its direction from the Compensation Committee Chairman and interacted with management (our CEO and human resources department) to obtain compensation data that management gathered, based on parameters established by the Compensation Committee, from the Radford Executive Survey (for decisions in early fiscal 2011) and from the successor survey, the Radford Global Technology Survey (for decisions in September 2011). Exequity provided the Compensation Committee with the following services in fiscal year 2011:

•	reviewed and provided recommendations on composition of peer groups;

•	analyzed the Radford survey data;

•

conducted a comparative study of the Company’s executive compensation policies, practices and procedures relative to other public companies and prepared and submitted to the Compensation Committee a report and recommendations;

•

conducted an independent analysis and review of the compensation arrangements for our CEO and provided recommendations to the Compensation Committee regarding base salary, variable cash compensation and equity grant level for our CEO;

•	conducted a review of compensation for our Board, and provided recommendations to the Compensation Committee and the Board regarding Board pay structure;

•	updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation;

•	reviewed and provided feedback on our compensation risk analysis; and

•	reviewed the Compensation Discussion and Analysis for inclusion in our proxy statement.

Exequity does not provide any services directly to NVIDIA. However, NVIDIA paid the cost for Exequity’s services on behalf of the Compensation Committee for fiscal year 2011.

With respect to compensation for our CEO, the Compensation Committee, working directly with its compensation consultant and without the presence of our CEO, deliberates and makes decisions regarding the salary, variable incentive compensation level and equity-based compensation opportunity to be awarded to our CEO for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. The Compensation Committee establishes the written individual performance goals for our CEO. The Compensation Committee evaluates the CEO’s performance taking into account a self-review prepared by the CEO and the Compensation Committee’s own judgment of the results achieved by our CEO as compared to goals established at the beginning of the fiscal year.

In setting compensation for our executive officers, the Compensation Committee solicits input of our CEO, who recommends to the Compensation Committee the salary, variable incentive compensation level and equity-based compensation to be awarded to our executive officers (other than himself) for the new fiscal year. Our CEO also recommends the individual performance goals for our executive officers (other than himself) for the new fiscal year. The CEO then evaluates the performance of the other executive officers at the end of the fiscal year and makes the related recommendations on variable compensation payouts for that fiscal year. The Compensation Committee gives considerable weight to our CEO’s evaluations because of his direct knowledge of each executive’s performance and contributions.

The Compensation Committee remains solely responsible for making the final decisions on compensation for our executive officers, including our CEO. No executive officer is present during discussions of his or her compensation package or participates directly in approving the amount of any component of his or her own compensation package.

Factors Used in Determining Executive Compensation

In any given year, when establishing the elements of executive compensation, the Compensation Committee may take into consideration one or more of the following factors:

•

the belief that the total compensation opportunity and the percentage of total compensation “at risk” should increase as the level of responsibility rises—e.g., because the CEO has overall responsibility for our entire company, his total compensation opportunity is significantly greater, as is his percentage of performance-based compensation;

•

internal pay equity—that is, we assess an executive officer’s responsibilities, the scope of their position and the complexity of the department or function they manage, relative to their internal peers, and set compensation levels within a relatively narrow band for comparably situated executives;

•	the Company’s performance, operating budget and expected financial constraints;

•	the trends in compensation paid to similarly situated officers at our three groups of Peer Companies;

•	the market average and 75th percentile of compensation paid to our Executive Peers;

•	an executive’s historical and anticipated performance;

•	the need to motivate executives to address particular business challenges that are unique to any given year;

•	the independent judgment of the members of our Compensation Committee;

•	our CEO’s recommendations, because of his direct knowledge of the results delivered and leadership demonstrated by each executive;

•

a review of a current executive officer’s total compensation as set forth in a tally sheet that includes: (i) current and past base salary, (ii) target and actual variable compensation in previous years, (iii) amount and value of shares granted to each executive officer in the prior four fiscal years, and (iv) the market average and 75th percentile of compensation levels paid to executives in similar positions at our Executive Peers, as we believe this helps us in determining the amount of compensation that is needed to attract, retain and motivate our executives; and

•	the total compensation cost and stockholder dilution resulting from executive compensation actions as we believe this helps us maintain a responsible cost structure for our compensation programs.

The relative weight, if any, given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of the Compensation Committee.

Peer Companies and Market Compensation Data

The Compensation Committee reviews market practices for compensating our desired talent pool, including data from our Peer Companies (as described below), for the three major components of our compensation program. When reviewing and analyzing the amount of each major component and the total compensation opportunity for our executive officers other than Mr. Huang, the Compensation Committee reviews each component at the market average and 75th percentile for our Executive Peers (as defined below) for guidance. For Mr. Huang, the Compensation Committee reviews the 50th percentile and the 75th percentile, because data at the 50th percentile is much more readily available, and therefore representative of the middle of the market, in respect of chief executive officers than it is for our other named executive officers. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “at the 50th percentile” or equity compensation “at the 75th percentile”. Rather, the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the executive’s role and scope of responsibilities relative to companies with whom we compete for talent. The Compensation Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on this peer data and in part on the factors discussed above in Factors Used in Determining Executive Compensation and below in respect of actual decisions for fiscal 2011.

In early fiscal 2011, Exequity and our human resources department recommended and our Compensation Committee approved, with only minor changes from the recommendations, three different groups of Peer Companies: Employee Peers, Executive Peers and Semiconductor Peers. Employee Peers are the companies in various industries with which we feel we generally compete for talent. Executive Peers are companies that (i) the Company generally thinks it competes with for executive talent; (ii) have an established business, market presence and complexity similar to NVIDIA; and (iii) are of similar size to NVIDIA as measured by revenue and market capitalizations at roughly .5-2x that of NVIDIA. For Executive Peers, the median revenue and market capitalization was approximately $3.5 billion and $12 billion, respectively, which closely approximates the Company’s revenue and market capitalization. Semiconductor Peers are all the companies in the semiconductor industry within the Employee Peer group. The Compensation Committee uses the Employee Peers and Semiconductor Peers to monitor trends in compensation generally. The Compensation Committee views the Executive Peer data as more indicative of the level of compensation necessary to attract, retain and motivate executives and uses this data in the tally sheets.

For fiscal 2011, our Employee Peers (listed under the column titled “EE” below), Executive Peers (listed under the column titled “EX” below) and Semiconductor Peers (listed under the column titled “SC” below) consisted of the companies listed below, or our Peer Companies. With the exception of the addition of the companies as noted by footnote below for fiscal 2011, we did not change our peer groups relative to fiscal 2010.

Company Name	EE	EX	SC	Company Name	EE	EX	SC

Adobe Systems, Inc.	X	X		Marvell Technology Group LTD	X	X	X

Advanced Micro Devices, Inc.	X	X	X	Maxim Integrated, Inc.**	X		X

Agilent Technologies, Inc.	X	X		Micron Technology, Inc.	X	X	X

Altera Corporation	X	X	X	Microsoft Corporation	X

Amazon.Com, Inc.	X	X		Motorola, Inc.	X

Analog Devices, Inc.*	X			National Semiconductor Corporation	X	X	X

Apple Inc.	X	X		Nokia Corporation*	X

Autodesk, Inc.	X	X		NXP Semiconductor N.V.**	X		X

Avago Technologies	X		X	On Semiconductor Corporation	X		X

Broadcom Corporation	X	X	X	Oracle Corporation	X

Cadence Design Systems, Inc.	X			Palm, Inc	X

Cisco Systems, Inc.	X			QUALCOMM Incorporated	X	X

Cypress Semiconductor Corporation	X	X	X	Riverbed Technology, Inc.*	X

Dell Inc.	X			Samsung Telecommunications America LLC	X

eBay Inc.	X	X		SanDisk Corporation	X	X	X

Electronic Arts Inc.	X	X		Sharp Microelectronics Of The Americas	X		X

EMC Corporation	X			Sony Computer Entertainment America Inc.	X

Ericsson Inc.	X			STMicroelectronics N.V.	X		X

Flextronics International Ltd.*	X			Sun Microsystems, Inc.	X	X

Google Inc.	X			Symantec Corporation	X

Infineon Technologies AG	X		X	Synopsys, Inc.	X

Intel Corporation	X		X	Texas Instruments Incorporated	X	X	X

Intuit Inc.	X	X		VMWare, Inc.*	X

Juniper Networks, Inc.	X	X		Western Digital Corporation*	X

KLA-Tencor Corporation	X	X		Xilinx, Inc.	X	X	X

LSI Corporation	X	X	X	Yahoo! Inc.	X

*	This company was added as an employee peer for fiscal 2011 because we generally compete for talent with this company.

**	This company was added as both an employee peer and a semiconductor peer for fiscal 2011 because we generally compete for talent with this company and it is in the semiconductor industry.

Elements of Compensation

Equity Compensation

The Compensation Committee believes that equity compensation is the most important element of our total compensation package, and for that reason, more than 50% of the total target value of the annual compensation opportunity for each of our executive officers is provided as equity compensation. The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee also believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Further, the Compensation Committee believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.

In recent years, we have granted a mix of stock options and restricted stock units, or RSUs. Each stock option grant allows the executive officer the opportunity to acquire shares of our common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time. Options vest based on continued service over a specified period, most recently over four-year period with a one-year cliff. As a result of the way we structure our option awards, options provide a return to our executive officers only if the market price of our common stock appreciates over the option term and only if the executive officer remains with NVIDIA through each vesting date.

Each RSU grant allows the executive officer the opportunity to acquire shares of our common stock subject to continued service on each vesting date (generally over either three or four years). The value of each RSU increases or decreases with our stock price (which, in recent years, has been highly volatile). As a result, the Compensation Committee believes that RSUs reflect at-risk, performance-based compensation. The Compensation Committee also realizes that RSUs provide some level of certain return as executives do not pay an exercise price on the award, and the Compensation Committee believes this time-based return has served a necessary retention purpose in recent years due to the volatility of our stock, especially as the majority of our Peer Companies award RSUs. Finally, the Compensation Committee uses RSUs as a tool to manage the dilutive effect of our compensation program, as we generally award fewer RSUs than we would options in order to achieve the desired value of the equity award, since the grant date value of one share of stock subject to an RSU, using customary valuation principles, is greater than the value of one share of stock subject to a stock option.

The Compensation Committee determines the aggregate size of the annual equity award taking into account the desire to create a meaningful opportunity for stock ownership, the need for internal pay equity, dilution management as determined by reference to our equity budget for the year for the entire company, the effect of the award size on the total target compensation opportunity for the year and whether the award size is likely to achieve our motivation and retention goals. As noted above under Factors Used in Determining Executive Compensation, no one single factor was determinative and there was no formula or specific weighting to equity compensation that was used. In considering motivation and retention, the Compensation Committee reviewed the tally sheet analysis. The Compensation Committee did not benchmark to specific levels on the tally sheets, but instead noted that total cash compensation for 2010 was significantly below the middle of the market for our executive officers other than Mr. Huang (given his high target variable cash compensation opportunity, as discussed in greater detail below), and that in order to retain these executives, equity grants for 2011 should result in total target compensation closer to the market average of the Peer Companies while still reflecting internal pay equity.

For fiscal 2011, once the desired aggregate value was determined (using a projected hypothetical stock price value that was higher than the fair market value on the ultimate date of grant), the Compensation Committee divided the value in half—allocating 50% to the grant in the first half of the fiscal year and 50% to the grant in the second half of the fiscal year. With regards to allocating between options and RSUs, for fiscal 2011, the Compensation Committee split the target grant date value roughly equally (other than with respect to

Mr. Huang). In general, the Compensation Committee believed this 50/50 value ratio of options to RSUs was appropriate because it was equally concerned with motivating long-term value creation (through the need for sustained increases in our stock price for stock options to have meaningful value) and promoting retention (through limiting the risk associated with our stock price volatility by granting RSUs). However, with respect to Mr. Huang, due to his history with NVIDIA as a founder, his accumulated stock holdings, and his deep ties to the Company, the Compensation Committee did not have the same retention concerns as it did for other executive officers. In addition, given his responsibility for the operations and performance of the entire enterprise, the Compensation Committee determined that the compensation he receives from equity grants should be based solely on stock price appreciation to reinforce his focus on long-term shareholder value creation.

For fiscal 2011, in determining the number of shares needed to achieve the 50/50 value ratio of options to RSUs, the Compensation Committee used a ratio of three stock option shares to one RSU share, as this was determined, at the time of the analysis to approximate the relative grant date fair values of the awards (using a Black-Scholes model). The Compensation Committee determined the number of RSUs by using a hypothetical projected fair market value (for the future grant date) for our common stock, and then multiplied the resulting number of shares by three to determine the number of shares subject to the option grant. We note that because the fair market value on the date of grant was lower than the projected hypothetical value used to determine the aggregate award value at the time the Compensation Committee made its decisions, the actual grant date value is not evenly split between options and RSUs and is lower, in the aggregate, than the value that was originally targeted by our Compensation Committee. Even though the fair market value was lower than anticipated on the grant date, we did not increase the number of shares to be granted in order to reach the originally determined target value. We also note that the grant date value of the respective equity awards does not correspond to the actual economic value that may be realized by an executive officer upon vesting or exercise of these awards. The actual economic value of these awards will depend directly on the performance of our stock price over the period during which the RSUs vest and options can be exercised and the executive’s decision on exercise and sale (which decision may be constrained by our stock ownership guidelines). An option award may result in no income to the employee if our stock price does not exceed the exercise price at the time of exercise and ultimately at the time of sale.

The Compensation Committee made the first half grants in March 2010 as shown in the table below. In September 2010, the Compensation Committee reviewed the grant sizes for the second half of the year that had been established at the start of fiscal 2011 and decided no changes were necessary.

	Stock Options			Restricted Stock Units			Actual Aggregate Grant Date Fair Value	Market Positioning of Equity Awards
Name	March 2010	September 2010	Total	March 2010	September 2010	Total
Jen-Hsun Huang	250,000	250,000	500,000	0	0	0	$3,255,000	<50th
David L. White	37,500	47,500	85,000	12,500	12,500	25,000	$886,625	< MA*
Ajay K. Puri	41,250	47,500	88,750	13,750	12,500	26,250	$922,788	MA – 75th
David M. Shannon	37,500	47,500	85,000	12,500	12,500	25,000	$871,625	<MA
Debora Shoquist	35,000	35,000	70,000	11,500	11,500	23,000	$763,940	<MA

*	MA means market average.

Variable Cash Compensation

Variable cash compensation, administered under our Variable Plan, is designed to align executive compensation with the executive officer’s individual performance and our annual financial performance. The Variable Plan provides that up to 50% of the target opportunity, which we call the Individual Target Amount, is earned based on how well the executive officer performs against his or her individual objectives, which earned amount we call the Individual Component, and up to 50% of the target opportunity, which we call the Corporate Target Amount, is earned based on our success at achieving a financial performance target, which earned amount we call the Corporate Component.

The total target opportunity (that is, the Individual Target Amount plus the Corporate Target Amount), or Cash Target, is equal to a specified percentage of the executive officer’s base salary. At the beginning of each fiscal year, our Compensation Committee generally establishes the Cash Target for each executive officer. However, in February 2010, the Compensation Committee decided not to engage in a full review and adjustment of Cash Targets for fiscal 2011, deciding instead to use the same levels as used for fiscal 2009. The Compensation Committee chose to defer the review and adjustment until later in the year consistent with the Company’s plan to review base salaries for all leaders in the Company in September 2010 (as further described below).

Executive Officer	Original Cash Target	% of Salary	Market Position of Dollar Value of Variable Cash	Market Position of Total Cash Opportunity (Salary + Variable Cash)
Jen-Hsun Huang	$1,500,000	250%	>75th	50th – 75th
David L. White	$385,000	91%	MA* – 75th	<MA
Ajay K. Puri	$350,000	116%	>75th	<MA
David M. Shannon	$275,000	92%	MA-75th	<MA
Debora Shoquist	$225,000	82%	MA-75th	<MA

*	MA means market average.

Instead, in September 2010, as part of the process of adjusting base salaries, the Compensation Committee reviewed the Cash Target for each executive officer and made the adjustments, if any, as reflected in the table below. The Compensation Committee reviewed the tally sheets, which include the target cash opportunity (expressed as a percentage of base salary) for similarly situated executives at the market average (or 50th percentile for Mr. Huang) and 75th percentiles of our Executive Peers. The Compensation Committee chose the adjusted Cash Target for each of our executive officers based in part on peer data (without benchmarking to a specific level) and in part on internal pay equity, the desired emphasis for cash compensation and variable cash compensation for fiscal 2011 for that executive, our financial projections and budget for fiscal 2011, economic conditions and historical compensation levels. The Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the Cash Target for our executive officers. Rather, the Compensation Committee’s determination of the adjusted Cash Target was subjective. The Compensation Committee considered that the performance goal for our fiscal 2011 Variable Plan (even as adjusted), like past fiscal years, demanded significant year-over-year improvements in corporate performance. For example, as disclosed in prior proxy statements, our fiscal 2007 variable cash plan required an 81% year-over-year increase in adjusted annual net income for threshold performance, our fiscal 2008 variable cash plan required a 46% year-over-year increase in adjusted annual net income for target performance and our fiscal 2009 variable cash plan required a 26% year-over-year increase in actual annual net income. The Compensation Committee believes that performance at these exceptional target levels is generally deserving of compensation that is above the median and closer to the 75th percentile for peer companies. In addition, the Compensation Committee took into account the importance of internal pay equity (particularly as among Messrs. White, Puri and Shannon), and the concurrent salary decisions, and the reasons for the salary decisions, set forth below under Base Salary for our executive officers other than Mr. Huang. For Mr. Huang, the Compensation Committee made an affirmative decision to weight Mr. Huang’s cash compensation more heavily toward at-risk incentive compensation given his overall responsibility for the Company’s performance. Therefore, they maintained his base salary at a level that was below the 25th percentile for peer companies and made the corresponding decision to set his Cash Target at such a level that his total target cash compensation was between the 50th and 75th percentiles.

Executive Officer	Original Cash Target	New Cash Target*	New % of Salary**	Market Position of Total Cash Opportunity (Salary + Variable Cash)
Jen-Hsun Huang	$1,500,000	$1,500,000	250%	50th – 75th
David L. White	$385,000	$385,000	91%	<MA***
Ajay K. Puri	$350,000	$385,000	91%	MA – 75th
David M. Shannon	$275,000	$385,000	91%	>75th
Debora Shoquist	$225,000	$225,000	64%	<50th

*	Note that the actual variable compensation earned at year end was calculated by multiplying the salary earned during the year against the Cash Target percentage in effect at the time the salary was earned.

**	Calculated as a percentage of the new salary that was established in September 2010.

***	MA means market average.

With respect to the Individual Component, for fiscal 2011, 75% of the Individual Target Amount was weighted toward specified individual strategic objectives and 25% of the Individual Target Amount was weighted towards overall leadership demonstrated at NVIDIA. The individual strategic objectives generally included results to be achieved in the executive officer’s function or area, such as revenue growth, gross margin improvement, quality of products delivered and reducing waste. Leadership objectives included hiring exceptional talent, building a strong organization, improving core processes and supporting global expansion. For fiscal year 2011, there was no maximum payout cap on the Individual Component. The Compensation Committee did not use a formula or assign a particular weight to any individual strategic goal in determining the Cash Target for our executive officers. Rather, the Compensation Committee’s determination of the Individual Component was subjective and taken with regard to the totality of the executive’s achievements.

With respect to the Corporate Component, for fiscal 2011, 100% of the Corporate Target Amount was dependent upon achievement of net income as determined in accordance with generally accepted accounting principles, or GAAP. Net income was the same financial performance target used by the Compensation Committee in fiscal 2009 (the last fiscal year that the Compensation Committee established a Corporate Component of the Variable Plan). The Compensation Committee selected net income because it believed this financial measure would most accurately reflect the underlying performance of the business in fiscal 2011 and therefore management’s performance. In February 2010, the Compensation Committee set GAAP net income goals for threshold, target and maximum performance and corresponding payouts, with the goals set based on the Company’s internal annual business plan, as shown in the table below. The Compensation Committee believed, in February 2010, that the target level was attainable with significant effort, but achievement was not certain. No amount of the Corporate Component would be earned unless the Company exceeded the threshold level of performance. Payouts would be interpolated on a straight line for achievement between the threshold and maximum amounts.

	GAAP Net Income	Payout of Pro-Rated Corporate Target Amount
Threshold Amount	$492 million	No payout
Target Amount	$603 million	100%
Maximum Amount	$787 million	200%

In the second quarter of fiscal 2011, we faced a challenging economic environment and rapidly changing business conditions in our key segments and regions that dramatically affected our financial results. Specifically, while net income for the first quarter was $137.6 million, we faced a net loss of $141.0 million in the second quarter, due in part to rising memory costs and the weakness of the Euro which increased end market prices of graphics add-in cards. In addition, the growing economic concerns in Europe and China began to create pressure on discretionary spending. As a result, the market moved towards lower-cost GPUs and PCs with integrated graphics. These issues disproportionately affected NVIDIA for two reasons. Firstly, our product strategy is oriented more towards the higher-end of the market. Secondly, our discrete GPU attach rates in Europe and China are the highest in the world, and our share in both those regions is very high.

As a result of these economic and business conditions, the Compensation Committee became concerned that if the Variable Plan was not modified, fiscal 2011 would be the third consecutive year that the Company’s eligible employees (including our executive officers) would not receive a payout under the Variable Plan. This concern was exacerbated by the paramount need to attract new employees, as well as to retain and motivate existing employees, to ramp our Tegra business to exploit opportunities in the mobile computing market, among other initiatives, in the second half of fiscal 2011 and beyond. The Compensation Committee concluded that the fiscal 2011 Variable Plan was no longer able to meet the objectives of attracting, retaining and motivating talented employees.

Therefore, in September 2010, the Compensation Committee decided to split the original single annual performance period of the Variable Plan into two six-month periods with respect to corporate performance. The Compensation Committee determined that no amount of variable compensation was earned with respect to the Corporate Component in the first half of fiscal 2011. Employees could still earn variable compensation for the full year in respect of the Individual Component, a decision which the Compensation Committee felt was necessary for retention and motivation.

As shown in the table below, the Compensation Committee established a new corporate goal for target and maximum net income for the second half that it believed would provide motivation to employees to continue to work hard to exploit the potential for the Tegra business and other initiatives and would provide an attractive incentive for new hire candidates (as this Variable Plan applied throughout the Company, not just for our executive officers). The Compensation Committee believed the target goal for a 100% payout was attainable with significant effort, but not certain, in light of our second quarter results. The Compensation Committee reduced the maximum payout on the Corporate Component from 200% of the full year value of the Corporate Component to 120% of half of the full year value of the Corporate Component. Payouts would be interpolated on a straight line for achievement of GAAP net income for the third and fourth quarters between 0% and the target result of $142 million, and from 100% to 120% for achievement in the second half of fiscal 2011 between the target amount and the maximum amount. There was no threshold level of performance for a payout on the Corporate Component.

	GAAP Net Income*	Payout of Pro-Rated Corporate Target Amount**
Target Amount	$142 million	100%
Maximum Amount	$177 million	Up to 120%

*	Aggregate goal for combined Q3 and Q4 results.

**	50% of original Corporate Target Amount.

At the end of fiscal 2011, the Compensation Committee determined that the Company exceeded the second half GAAP net income maximum goal, resulting in a payout of 60% of the original Corporate Target Amount for the original full year plan (that is, 120% of 50% of the Corporate Target Amount), which equated to 30% of the executive officer’s Cash Target for the year. Specifically, the Company achieved aggregate GAAP net income in the third and fourth quarters of fiscal 2011 of $256.6 million, an increase of $17.9 million (or 7%) over the $238.7 million net income in the third and fourth quarters of fiscal 2010. Total GAAP net income for fiscal 2011 was $253 million, or 42% of the original target level of $603 million established in February 2011 and $239 million less than the original threshold level of $492 million.

Although our Compensation Committee did not cap the maximum payout amount under the Individual Component for fiscal 2011, the Compensation Committee did not approve payment to any executive officer in excess of 130% of the Individual Target Amount for individual performance in fiscal 2011. The Compensation Committee evaluated each executive officer’s performance to determine the Individual Component payout in March 2011 as follows:

•

Mr. Huang:    The Compensation Committee determined that Mr. Huang achieved the following individual performance goals in fiscal 2011: (i) introduced NVIDIA 3.0, and repositioned the Company as a parallel processor company with leadership in visual, parallel, and mobile computing; (ii) settled the Intel dispute and entered into 6-year cross-license; (iii) Tesla was adopted by high visibility installations—Tianhe and Tsubame; (iv) Tegra was the world’s first dual core processor and won the first round of Android tablets; (v) GeForce regained leadership position with second generation GTX5xx family; (vi) completed an architecture license for next generation ARM architecture and established ARM as the Company’s CPU architecture; and (vii) gross margins were at a record level in the fourth quarter of fiscal 2011. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Huang of $975,000, which represents 130% of his Individual Target Amount, for a total variable compensation payout of 95% of his Cash Target.

•

Mr. White:    The Compensation Committee determined that Mr. White achieved the following performance goals in fiscal 2011: (i) developed new financial planning process; (ii) implemented new approval processes; (iii) implemented cost savings and measures; and (iv) provided support and assisted in negotiations with key suppliers and partners. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. White of $144,375, which represents 75% of his Individual Target Amount, for a total variable compensation payout of 67.5% of his Cash Target.

•

Mr. Puri:    The Compensation Committee determined that Mr. Puri achieved the following performance goals in fiscal 2011: (i) increased revenue for fiscal year 2011; (ii) maintained a competitive, focused and motivated team; (iii) improved sales processes; and (iv) attracted and retained key talent in the industry. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Puri of $180,834, which represents 100% of his Individual Target Amount, for a total variable compensation payout of 80% of his adjusted Cash Target.

•

Mr. Shannon:    The Compensation Committee determined that Mr. Shannon achieved the following performance goals in fiscal 2011: (i) completed an architecture license for next generation ARM architecture and established ARM as the Company’s CPU architecture; (ii) formulated employee training programs; (iii) settled the Intel litigation and negotiated a license agreement with Intel; (iv) reduced electronic discovery costs; and (v) continued to build our intellectual property portfolio. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Shannon of $155,835, which represents 100% of his Individual Target Amount, for a total variable compensation payout of 80% of his adjusted Cash Target.

•

Ms. Shoquist:    The Compensation Committee determined that Ms. Shoquist achieved the following performance goals in fiscal 2011: (i) met targets for gross margin, including record levels of gross margin in the fourth quarter; (ii) reduced waste; (iii) built a new product introduction capability; and (iv) implemented several significant process improvements with partners. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Ms. Shoquist of $112,500, which represents 100% of her Individual Target Amount, for a total variable compensation payout of 80% of her Cash Target.

As a result, the executive officers received the following in total variable cash compensation under the Variable Plan as revised:

Executive Officer	Corporate Component Payout	Individual Component Payout	Total Variable Compensation Payout
Jen-Hsun Huang	$450,000	$975,000	$1,425,000
David L. White	$115,500	$144,375	$259,875
Ajay K. Puri*	$180,834	$180,834	$289,334
David M. Shannon*	$93,500	$155,835	$249,335
Debora Shoquist	$67,500	$112,500	$180,000

*	Note that the actual payout was calculated by multiplying the salary earned during the year against the Cash Target percentage in effect at the time the salary was earned. Therefore, his total variable compensation payout is not equal to 80% of his adjusted Cash Target, but a lesser amount.

Base Salary

Base salary is the fixed portion of executive pay used to compensate executives for their expected day-to-day performance. The Compensation Committee generally establishes base salaries at the beginning of each year. At the beginning of fiscal 2011, our Compensation Committee reinstated the base salaries of our executive officers to their 2009 salary levels, ending the fiscal 2010 cost-cutting salary reductions in light of the Company’s improved financial condition at the end of fiscal 2010. However, the Compensation Committee decided to defer any additional base salary adjustments until the second half of fiscal 2011, consistent with the deferral of the timing of its review of base salaries of other non-executive officer leaders of the Company. In

September 2010, the Compensation Committee reviewed the annual base salaries for our executive officers, other than Mr. Huang (reflecting the Compensation Committee’s decision to weight Mr. Huang’s total target compensation for fiscal 2011 more heavily toward performance based compensation).

In reviewing the base salaries in September 2011, our Compensation Committee reviewed the tally sheets, which included the base salary data for similarly situated executives at the market average and 75th percentiles of our Executive Peers. The Compensation Committee set the base salary levels for the balance of fiscal 2011 based in part on peer data (without benchmarking to a specific level) and in part on internal pay equity, our financial projections and budget considerations, economic conditions and historical compensation levels. In particular, the Compensation Committee considered the fact that most of our executives, like most of our broader employee population, had not received pay increases in the past few years in light of the difficult economy and need for broad-based cost-cutting measures. The Compensation Committee also considered, as a general principle, the fact that our stock price had been depressed in the prior year, and therefore stock option grants to our executive officers had been made at lower market prices. Therefore our executives faced the potential for meaningful compensation through their stock options as the performance of the Company, and our stock price, increased, and this compensation would be performance-based. The Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the base salaries for our executive officers. Rather, the Compensation Committee’s determination of the adjusted base salaries was subjective. In setting base salaries in September 2010, the Compensation Committee also specifically considered the following:

•

Mr. White:    Given his recent hiring and given that his total target compensation level was within acceptable ranges for internal pay equity, the Compensation Committee chose not to adjust Mr. White’s base salary.

•

Mr. Puri:    Mr. Puri has significant experience as a technology sales leader, having spent more than 5 years as head of sales at NVIDIA, and has worked to expand NVIDIA’s sales into new market segments during this time. His salary and total target cash compensation had fallen well below the market average, and he had not received a salary increase since joining NVIDIA in 2005. The salary adjustment reflected below, when considered in connection with his variable cash compensation opportunity, provided a total target cash compensation opportunity at just over the market average while maintaining internal pay equity.

•

Mr. Shannon:    Mr. Shannon has significant experience as a general counsel of a technology company, with more than 8 years experience as general counsel and secretary of NVIDIA. His salary and total target cash compensation had fallen well below the market average, and he had not received a salary increase since 2005. The salary adjustment reflected below, when considered in connection with his variable cash compensation opportunity, provided a total target cash compensation opportunity closer to the market average while maintaining internal pay equity.

•

Ms. Shoquist:    Ms. Shoquist has extensive experience as a senior operations officer of a technology company, with more than 3 years experience leading operations at NVIDIA. Her role at NVIDIA involves strategic supply chain management which has a significant impact on our financial results. Her salary and total target cash compensation had fallen well below the market average, and she had not received a salary increase since joining NVIDIA in 2008. The salary adjustment reflected below, when considered in connection with her variable cash compensation opportunity, provided a total target cash compensation opportunity at just under the market average while maintaining internal pay equity.

	Salary Before September Review	Salary after September Review	% Change	Market Position of Base Salary	Market Position of Total Cash Opportunity
Jen-Hsun Huang	$600,000	$600,000	0%	<25th	50th – 75th
David L. White	$425,000	$425,000	0%	<MA*	<MA
Ajay K. Puri	$300,000	$425,000	42%	MA – 75th	MA – 75th
David M. Shannon	$300,000	$425,000	42%	MA – 75th	<MA
Debora Shoquist	$275,000	$350,000	27%	>75th	<MA

*	MA means market average.

Other Benefits

Signing Bonus.    As part of our negotiations with Mr. White at the time of his hiring in fiscal 2009, we agreed to pay him a signing bonus of $200,000 over the course of his first year of service with us, payable in four equal quarterly installments. Mr. White received the last installment of his signing bonus at the beginning of fiscal 2011. The Compensation Committee believed that it was necessary to pay Mr. White the signing bonus as an inducement to him to give up his existing compensation opportunities at his prior company.

Health, Welfare, Retirement and ESPP Benefits.    In order to attract and retain qualified executive officers and other employees, we must offer a competitive package of health and welfare programs. We maintain medical, vision, dental and accidental death and disability insurance as well as professional time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs along with and on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our 1998 Employee Stock Purchase Plan and our 401(k) plan.

No Perquisites.    Our executive officers do not receive any perquisites or personal benefits that are not available to all NVIDIA employees on the same terms and conditions. Our strong cultural belief is that our executive officers should be treated the same as our employees.

Severance and Change-in-Control Agreements.    We generally do not have severance or change-in-control agreements with any of our employees, including our executive officers. While such agreements are offered by many of our Peer Companies, we want to encourage executive officers to focus on growing and building value for our stockholders, a focus that we believe is best accomplished through the use of at-risk compensation elements such as variable cash compensation and long-term equity grants, rather than severance protections.

In addition, we believe our executives should generally be treated in the same way as our employees. Under the circumstances described below under the heading Employment, Severance and Change-in-Control Agreements, all of the stock options or RSUs held by our employees, including our executive officers, would be accelerated if they were not assumed or substituted by an acquiring company in a change-in-control transaction. The Compensation Committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their continued employment and equity compensation. We believe that this stock plan provision provides sufficient protection to allow our employees, including our executive officers, to focus on the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of NVIDIA will impact their own financial security. That is, we believe this provision will help ensure stability among our employee ranks, and will help enable our employees to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

However, as part of our negotiations with Mr. White at the time of his hiring in fiscal 2009, we agreed to provide additional double trigger vesting protection for a limited period of time to Mr. White, in order to induce him to join NVIDIA and in light of the severance protections he was leaving behind at his prior employer. If Mr. White’s employment was involuntarily terminated as a direct result of the completion of an acquisition of NVIDIA within the first twelve months after his employment, the vesting of his initial grant of 450,000 stock option shares would have been accelerated such that 25% of such grant would be vested as of the date his employment was terminated. This potential benefit expired, pursuant to its terms, in early fiscal 2011.

Additional Executive Compensation Practices, Policies and Procedures

Compensation Recovery Policy

In April 2009, our Board adopted a Compensation Recovery Policy pursuant to which, if (i) we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and (ii) the Board or a committee of independent directors concludes that our CEO or CFO had received a variable compensation payment, or portion thereof, that would not have been payable if the original interim or annual financial statements reflected the Restatement, then our CEO or CFO shall disgorge to NVIDIA the net after-tax amount of such variable compensation payment.

In addition, pursuant to the Compensation Recovery Policy, if the Board or a committee of independent directors determines that an officer (including but not limited to our CEO and CFO) or other employee received a variable compensation payment, or portion thereof, that would not have been payable if our original interim or annual financial statement reflected a Restatement, then the Board or such committee, in its discretion, may take similar actions as it deems necessary after their evaluation of the events that gave rise to the Restatement. In using its discretion, the Board or such committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement. Such actions may include, to the extent permitted by applicable law, requiring partial or full repayment of any variable compensation or other incentive compensation paid to such person, requiring repayment of any gains realized on the exercise of stock options or on the open-market sale of vested shares and causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options. We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as and when the final regulations related to that policy are issued.

Stock Ownership Guidelines

Our Corporate Governance Policies require each executive officer to hold at least 25,000 shares of our common stock during the period in which he or she serves as an executive officer, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options and vested but unissued RSUs. Executive officers will have 18 months from the date that they become executive officers to reach the ownership threshold. Each of our executive officers currently meets the stock ownership requirement. We also note that as shown above under “Security Ownership of Certain Beneficial Owners and Management”, as of January 30, 2011 and assuming a fair market value of our common stock of $23.76 (which was the closing price of our common stock on the last trading day of our fiscal year 2011), our CEO has beneficial ownership of shares (including both shares owned at, and shares he has the right to acquire within 60 days of, January 30, 2011) of our common stock having a value in excess of 835 times his base salary and each of our other executive officers has beneficial ownership of shares (including both shares owned and shares that such executive officers have the right to acquire within 60 days of January 30, 2011) of our common stock having a value in excess of 10 times their respective base salaries.

Hedging Policy

Since our initial public offering in 1999, our policies have prohibited our employees, including our executive officers, from engaging in transactions to “hedge” ownership of our stock, including short sales or trading in any derivatives involving our securities. We believe this policy is consistent with good corporate governance and with our pay for performance compensation model.

Managing the Use of Equity

While equity is an important component of overall compensation, we carefully monitor the number of equity-based awards granted to employees. We strive to balance compensation to employees against equity expense and the potential dilution of stockholder ownership by budgeting the number of equity-based awards available for employee grants and establishing a dilution budget. For fiscal 2011, the Compensation Committee established a total dilution budget of 3.25% to 3.75% of our outstanding shares of common stock for all employees and new hire grants other than those related to merger and acquisition activity. Our actual dilution rate for fiscal 2011 was 3.40%. For purposes of our annual dilution rate calculations, each RSU is counted as more than one share (as set forth below) with the exact multiple ranging in any given year from 1.5 to 4 shares based on our stock price volatility. In fiscal 2011, based on our historical common stock volatility at the time the dilution budget was established, each RSU was counted as 2 shares. To calculate the actual dilution for fiscal 2011, we calculated the sum of each stock option granted as 1 unit and each RSU granted as 2 units and divided the sum of these by the number of shares of common stock outstanding on the last day of our fiscal year (January 30, 2011). We expect our dilution rate to vary in future periods as our business and competitive environment change, as our hiring needs change, and in response to any accounting or regulatory developments.

Equity Granting Policies

In fiscal year 2007, the Compensation Committee adopted specific policies regarding the grant dates of equity applicable to all employees. As part of its overall compensation review, the Compensation Committee annually reviews these policies and makes adjustments. Our grant policies are currently as follows:

•

New Hire Grants.    The grant date for new employees, including a recently hired executive officer, is the 6th business day of the month following the new employee’s start date. New hire grants to executive officers are made as part of our monthly process that includes grants to all recently hired employees. The exercise price of all new hire grants is equal to the closing price of our common stock on the grant date.

•

Semi-Annual Grants.    The Compensation Committee makes grants semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees. During the first quarter of the fiscal year, the Compensation Committee approves a target equity grant for each eligible executive for the fiscal year, which is divided as follows: (a) 50% of the target grant is granted in March and (b) the remaining 50% is budgeted to be granted in September. The exercise price of all the executive semi-annual stock option grants is the closing price of our common stock on the grant date. Semi-annual grants will not be made to our executive officers during blackout periods under our insider trading policy. Instead, executive semi-annual grants will be made on the day that the blackout period ends.

•

Other Grants.    All other grants to existing executive officers and employees throughout the year, which we call off-cycle grants, will have a grant date of the 6th day of the month subsequent to the date of the event leading to the grant, provided that the grant is approved on or prior to such grant date. No off-cycle grants may be granted to our executive officers during blackout periods under our insider trading policy. Instead, they will be made as part of the next monthly grant cycle when the trading window is open. Also, the Compensation Committee must approve any off cycle grants to executive officers. No off-cycle grants were made to our executive officers during fiscal 2011.

We do not grant stock options upon the exercise of an option using shares already in the holder’s possession (i.e. reload options), make loans to executives to exercise their stock options or, for any other reason, grant stock options at a discount (other than in connection with assuming or replacing existing target company awards as part of mergers and acquisitions in accordance with applicable tax laws and NASDAQ listing requirements), or allow semi-annual or off-cycle grants to be made to our executive officers when our stock trading window is closed.

Tax and Accounting Implications

Section 162(m) of the U.S. Internal Revenue Code limits the amount that we may deduct from its federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by an executive upon the exercise of qualifying compensatory stock options. While the Compensation Committee is mindful of the benefit to NVIDIA performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of NVIDIA and our stockholders.

Stock-based compensation cost is measured at grant date, based on the fair value of the grants, and is recognized as an expense over the requisite employee service period. We use a binomial option pricing model to estimate the fair value of each stock option grant for accounting purposes.

RISK ANALYSIS OF OUR COMPENSATION PLANS

With the oversight of the Compensation Committee of the Board of Directors, the Company’s senior vice president of human resources, its senior corporate counsel and members of the finance department, collectively Management, as well as Exequity, the independent consultant engaged by the Compensation Committee, performed an assessment of the Company’s compensation programs and policies for fiscal 2011 as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout. Specifically, Management and Exequity reviewed the Company’s variable cash compensation and equity compensation programs. Management and Exequity identified the key terms of these programs, potential concerns regarding risk taking behavior and specific risk mitigation features. Management’s assessment was first presented to and discussed with members of the Company’s executive staff, including our general counsel and our interim chief financial officer. The assessment was then presented to and discussed with the Compensation Committee.

The Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm our business or financial condition.

The Compensation Committee believes that although a significant percentage of compensation provided to our employees is performance-based, the following compensation design features guard against excessive risk-taking:

•

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on a semi-annual basis in fiscal 2011, our equity awards vest ratably over three or four years, which we believe encourages our employees to focus on the long-term performance of NVIDIA;

•

we design our variable cash compensation programs so that payouts are based on achievement of both individual and corporate performance targets. With respect to the corporate target, we use net income as a financial metric with goals based on our annual operating plan, which the Compensation Committee believes is a financial metric that drives long-term stockholder value, and we cap the potential award payout;

•	we have internal controls over our financial accounting and reporting, including net income, which is used to measure and determine the eligible compensation award under our plan;

•	final awards are approved by the Compensation Committee;

•

except for equity grants to our CEO, who is a founder and significant stockholder, we grant a combination of RSUs and stock options to employees at the director level and above, which the Compensation Committee believes provides an appropriate balance between upside opportunity and downside risk;

•	we have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct;

•	we have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders; and

•	we prohibit all hedging transactions involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2011, 2010 AND 2009

The following table summarizes information regarding the compensation earned by our chief executive officer, our chief financial officer, and our other three executive officers during fiscal years 2011, 2010 and 2009. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2011	598,442		—		—	3,255,000		1,425,000	750	(4)	5,279,192
Chief Executive Officer and President	2010	7,145	(5)	—		—	3,475,000	(6)	—	—		3,482,145
	2009	401,272	(5)	—		—	3,298,400		—	—		3,699,672

David L. White (7)	2011	423,366		50,000	(8)	358,250	528,375		259,875	—		1,619,866
Executive Vice President and Chief Financial Officer	2010	348,855	(9)	150,000	(8)	—	2,196,000		176,640	—		2,871,495
	2009	—		—		—	—		—	—		—

Ajay K. Puri	2011	347,111		—		380,875	541,913		289,334	7,848	(10)	1,567,081
Executive Vice President, Worldwide Sales	2010	333,671	(11)	—		532,020	666,225		—	—		1,531,916
	2009	301,154		—		—	966,125		—	6,344	(10)	1,273,623

David M. Shannon	2011	340,032		—		358,250	513,375		249,335	—		1,460,992
Executive Vice President, General Counsel and Secretary	2010	326,009	(11)	—		815,703	799,595		—	—		1,941,306
	2009	300,000		—		—	966,125		—	—		1,266,125

Debora Shoquist	2011	298,654		—		329,590	434,350		180,000	—		1,242,594
Executive Vice President, Operations	2010	267,946	(11)	—		819,073	611,740		—	—		1,698,758
	2009	270,769		—		—	933,600		—	—		1,204,369

(1)	In fiscal year 2010, we introduced RSUs as a form of equity compensation to all employees, including executive officers. In fiscal years 2010 and 2011, our executive officers (except Messrs. Huang and White, as explained below) received as equity compensation a combination of RSUs and stock options.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2011, filed with the SEC on March 16, 2011.

(3)	As applicable, reflects amounts earned in fiscal years 2011 and 2010 and paid in March 2011 and March 2010, respectively, pursuant to our 2011 Variable Compensation Plan and 2010 Variable Compensation Plan, respectively. No amounts were paid in fiscal year 2010 (except to Mr. White) pursuant to our 2010 Variable Compensation Plan or in fiscal year 2009 under our 2009 Variable Compensation Plan. For further information please see the discussion in our Compensation Discussion and Analysis beginning on page 32 of this proxy statement.

(4)	Represents an award for the filing of a patent of which Mr. Huang is an inventor with the U.S. Patent and Trademark Office, or the PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO.

(5)	Mr. Huang voluntarily decreased his base salary to $1, after taxes and benefit contributions, with respect to all of fiscal year 2010 and effective October 1, 2008 with respect to fiscal year 2009. With respect to fiscal year 2010, includes a payment in connection with the mandatory company-wide cash-out of accrued vacation of $161.

(6)	In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of 700,747 shares held by Mr. Huang by $3.5 million. The incremental fair value of these modified options as determined in accordance with FASB ASC Topic 718 is $0.

(7)	Mr. White joined NVIDIA as our Executive Vice President and Chief Financial Officer in February 2009, the first month of fiscal 2010. Mr. White resigned as our Executive Vice President and Chief Financial Officer, effective March 17, 2011.

(8)	Represents the aggregate amount of a signing bonus paid to Mr. White in fiscal year 2010. The signing bonus was payable in quarterly installments of $50,000. The last installment of the signing bonus was paid during fiscal year 2011.

(9)	Represents the pro-rated portion of Mr. White’s salary based on his start date of February 27, 2009. Effective September 1, 2009, Mr. White’s base salary for fiscal year 2010 was temporarily reduced by 5% in connection with a company-wide salary reduction action.

(10)	Represents imputed income for provision of medical insurance for an additional person.

(11)	Effective March 1, 2009 through January 31, 2010, Messrs. Puri’s and Shannon’s and Ms. Shoquist’s base salary was temporarily reduced by 5% in connection with a company-wide salary reduction action. Includes a payment in connection with the mandatory company-wide cash-out of accrued vacation in the amounts of $38,077, $37,884 and $3,831 to Messrs. Puri and Shannon and Ms. Shoquist, respectively.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2011

The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2011. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table For Fiscal Years 2011, 2010 and 2009 by providing additional details about the awards.

The option grants to purchase shares of our common stock set forth in the following table were made under our 2007 Plan. The exercise price of options granted under the 2007 Plan is equal to the closing price of our common stock as reported by NASDAQ on the date of grant. Under the 2007 Plan, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.

During fiscal year 2011, none of our named executive officers were awarded or held any performance-based equity incentive awards.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Jen-Hsun Huang	3/17/2010	2/24/2010	—	—		250,000	(3)	18.10	(4)	2,055,000
	9/15/2010	9/7/2010	—	—		250,000	(5)	10.56	(6)	1,200,000
	N/A	N/A	1,125,000

David L. White	3/17/2010	2/24/2010	—	12,500	(7)					226,250
	3/17/2010	2/24/2010		—		37,500	(3)	18.10	(4)	300,375
	9/15/2010	9/7/2010	—	12,500	(8)					132,000
	9/15/2010	9/7/2010	—	—		47,500	(5)	10.56	(6)	228,000
	N/A	N/A	288,750

Ajay K. Puri	3/17/2010	2/24/2010	—	13,750	(7)	—		—		248,875
	3/17/2010	2/24/2010	—	—		41,250	(3)	18.10	(4)	313,913
	9/15/2010	9/7/2010	—	12,500	(8)	—		—		132,000
	9/15/2010	9/7/2010	—	—		47,500	(5)	10.56	(6)	228,000
	N/A	N/A	271,250

David M. Shannon	3/17/2010	2/24/2010	—	12,500	(7)	—		—		226,250
	3/17/2010	2/24/2010	—	—		37,500	(3)	18.10	(4)	285,375
	9/15/2010	9/7/2010	—	12,500	(8)	—		—		132,000
	9/15/2010	9/7/2010	—	—		47,500	(5)	10.56	(6)	228,000
	N/A	N/A	233,750

Debora Shoquist	3/17/2010	2/24/2010	—	11,500	(7)	—		—		208,150
	3/17/2010	2/24/2010	—	—		35,000	(3)	18.10	(4)	266,350
	9/15/2010	9/7/2010	—	11,500	(8)	—		—		121,440
	9/15/2010	9/7/2010	—	—		35,000	(5)	10.56	(6)	168,000
	N/A	N/A	168,750

(1)	Represents possible awards under our amended 2011 Variable Compensation Plan as further explained in the section titled Compensation Discussion and Analysis beginning on page 32 of this proxy statement. Possible target awards under our original 2011 Variable Compensation Plan are also discussed in detail in our Compensation Discussion and Analysis.

(2)	Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2011, filed with the SEC on March 16, 2011.

(3)	Represents stock options granted to our named executive officers in the first quarter of fiscal year 2011 pursuant to our 2007 Plan. The Compensation Committee approved these grants on February 24, 2010 for grant on March 17, 2010, the same day that semi-annual grants were made to all of our other eligible employees.

(4)	Represents the closing price of our common stock as reported by NASDAQ on March 17, 2010, which is the exercise price of stock option grants made under our 2007 Plan.

(5)	Represents stock options granted to our named executive officers in the third quarter of fiscal year 2011 pursuant to our 2007 Plan. The Compensation Committee approved these grants on September 7, 2010 for grant on September 15, 2010, the same day that semi-annual grants were made to all of our other eligible employees.

(6)	Represents the closing price of our common stock as reported by NASDAQ on September 15, 2010, which is the exercise price of stock option grants made under our 2007 Plan.

(7)	Represents RSUs granted to Messrs. White, Puri and Shannon and Ms. Shoquist in the first quarter of fiscal year 2011 pursuant to our 2007 Plan. The Compensation Committee approved these grants on February 24, 2010 for grant on March 17, 2010, the same day that semi-annual grants were made to all of our other eligible employees. There is no purchase price associated with RSUs.

(8)	Represents RSUs granted to Messrs. White, Puri and Shannon and Ms. Shoquist in the third quarter of fiscal year 2011 pursuant to our 2007 Plan. The Compensation Committee approved these grants on September 7, 2010 for grant on September 15, 2010, the same day that semi-annual grants were made to all of our other eligible employees. There is no purchase price associated with RSUs.

OUTSTANDING EQUITY AWARDS AS OF JANUARY 30, 2011

The following table presents information regarding outstanding equity awards held by our named executive officers as of January 30, 2011. As of January 30, 2011, none of our named executive officers held unearned equity incentive awards or stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
Jen-Hsun Huang	1,145,455	—		11.95	(1)	7/25/2011	—		—
	750,000	—		12.39	(1)	5/14/2012	—		—
	600,000	—		8.47	(1)	5/16/2012	—		—
	150,000	—		10.00	(2)	5/16/2012	—		—
	74,127	77,626	(3)	19.16	(1)	3/30/2013	—		—
	—	164,025	(4)	34.36	(2)	9/18/2014	—		—
	—	180,000	(5)	10.00	(2)	9/16/2015	—		—
	—	250,000	(6)	10.20	(2)	3/17/2016	—		—
	150,873	147,374	(3)	23.65	(7)	3/30/2013	—		—
	—	202,500	(8)	23.65	(7)	3/20/2014	—		—
	—	200,000	(9)	23.65	(7)	3/18/2015	—		—
	—	250,000	(10)	15.94	(2)	9/15/2016	—		—
	—	250,000	(11)	18.10	(2)	3/16/2017	—		—
	—	250,000	(12)	10.56	(2)	9/14/2020	—		—

David L. White	196,875	253,125	(13)	8.30	(2)	3/8/2015	—		—
	—	37,500	(14)	18.10	(2)	3/16/2016	—		—
	—	47,500	(15)	10.56	(2)	9/14/2020	—		—
							12,500	(16)	297,000	(17)
							12,500	(18)	297,000	(17)

Ajay K. Puri	566,611	__		12.05	(1)	12/21/2011	—		—
	56,249	__		18.90	(1)	3/20/2013	—		—
	45,563	__		34.36	(2)	9/18/2013	—		—
	62,500	__		17.66	(2)	3/18/2014	—		—
	28,125	28,125	(19)	10.00	(2)	9/16/2014	—		—
	37,198	26,552	(20)	10.20	(2)	3/17/2015	—		—
	18,760	26,240	(21)	15.94	(2)	9/15/2015	—		—
	—	41,250	(22)	18.10	(2)	3/16/2016	—		—
	—	47,500	(12)	10.56	(2)	9/14/2020	—		—
	—	—		—		—	17,868	(23)	424,544	(17)
	—	—		—		—	6,998	(24)	166,272	(17)
	—	—		—		—	13,750	(25)	326,700	(17)
	—	—		—		—	12,500	(26)	297,000	(17)

David M. Shannon	117,500			8.47	(1)	5/16/2011	—		—
	150,000	—		19.16	(1)	3/30/2012	—		—
	67,500	—		18.90	(1)	3/20/2013	—		—
	54,675	—		34.36	(2)	9/18/2013	—		—
	62,500	—		17.66	(2)	3/18/2014	—		—
	28,125	28,125	(19)	10.00	(2)	9/16/2014	—		—
	52,572	37,528	(20)	10.20	(2)	3/17/2015	—		—
	17,718	24,782	(21)	15.94	(2)	9/15/2015	—		—
		37,500	(22)	18.10	(2)	3/16/2016	—		—
		47,500	(12)	10.56	(2)	9/14/2020	—		—
	—	—		—		—	28,352	(23)	673,644	(17)
	—	—		—		—	9,913	(24)	235,533	(17)
							12,500	(25)	297,000	(17)
							12,500	(26)	297,000	(17)

Debora Shoquist	250,000			36.93	(2)	10/4/2013	—		—
	75,000			17.66	(2)	3/18/2014	—		—
	15,000	15,000	(19)	10.00	(2)	9/16/2014	—		—
	40,231	28,719	(20)	10.20	(2)	3/17/2015	—		—
	13,549	18,951	(21)	15.94	(2)	9/15/2015	—		—
		35,000	(22)	18.10	(2)	3/16/2016	—		—
		35,000	(12)	10.56	(2)	9/14/2020	—		—
	—	—		—		—	31,251	(23)	742,524	(17)
							7,581	(24)	180,125	(17)
							11,500	(25)	273,240	(17)
							11,500	(26)	273,240	(17)

(1)	Represents the closing price of our common stock as reported by NASDAQ on the last trading day prior to the date of grant which is the exercise price of stock option grants made pursuant to our 1998 Plan.

(2)	Represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.

(3)	The option vests in equal quarterly installments over a one year period beginning on May 15, 2010 such that the option will be fully vested on May 15, 2011.

(4)	The option vests as to 50% of the shares on February 15, 2012, and vests as to the remaining 50% of the shares on May 15, 2012.

(5)	The option vests as to 50% of the shares on February 15, 2013, and vests as to the remaining 50% of the shares on May 15, 2013.

(6)	The option vests as to 50% of the shares on August 15, 2013, and vests as to the remaining 50% of the shares on November 15, 2013.

(7)	In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of options exercisable for an aggregate of 700,747 shares held by Mr. Huang by $3.5 million.

(8)	The option vests as to 50% of the shares on August 15, 2011, and vests as to the remaining 50% of the shares on November 15, 2011.

(9)	The option vests as to 50% of the shares on August 15, 2012, and vests as to the remaining 50% of the shares on November 15, 2012.

(10)	The option vests as to 50% of the shares on February 15, 2014, and vests as to the remaining 50% of the shares on May 15, 2014.

(11)	The option vests as to 50% of the shares on August 15, 2014, and vests as to the remaining 50% of the shares on November 15, 2014.

(12)	The option vests as to 25% of the shares on September 15, 2011, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on September 15, 2014.

(13)	The option vested in equal quarterly installments over a four year period beginning on February 27, 2010 such that the option would have been fully vested on February 27, 2014.

(14)	The option would have vested as to 25% of the shares on June 17, 2013, and would have vested as to the remaining 75% of the shares in equal quarterly installments over the next nine months such that the options would have been fully vested on March 17, 2014.

(15)	The option would have vested as to 25% of the shares on September 15, 2011, and would have vested as to 6.25% at the end of each quarterly period thereafter such that the option would have been fully vested on September 15, 2014.

(16)	The RSU would have vested as to 50% on September 18, 2013, and would have vested as to 50% on March 19, 2014.

(17)	Calculated by multiplying the number of RSUs by the closing price ($23.76) of NVIDIA’s common stock on January 28, 2011, the last trading day before the end of our 2011 fiscal year, as reported by NASDAQ.

(18)	The RSU would have vested as to 25% on September 21, 2011, and would have vested as to 12.50% every six months thereafter over the next three years such that the RSU would have been fully vested on September 17, 2014.

(19)	The option vested as to 50% of the shares on December 17, 2010, and vested as to the remaining 50% of the shares on March 17, 2011.

(20)	The option vested as to 33.36% of the shares on March 18, 2010, and vests as to 8.33% at the end of each quarterly period thereafter such that the option will be fully vested on March 18, 2012.

(21)	The option vested as to 33.36% of the shares on September 16, 2010, and vests as to 8.33% at the end of each quarterly period thereafter such that the option will be fully vested on September 16, 2012.

(22)	The option vests as to 25% of the shares on June 17, 2012, and vests as to the remaining 75% of the shares in equal quarterly installments over the next nine months such that the option will be fully vested on March 17, 2013.

(23)	The RSU vested as to 33.36% on March 17, 2010, and vests as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on March 21, 2012.

(24)	The RSU vested as to 33.36% on September 15, 2010, and vests as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on September 19, 2012.

(25)	The RSU vests as to 50% on September 19, 2012, and vests as to 50% on March 20, 2013.

(26)	The RSU vests as to 25% on September 21, 2011, and vests as to 12.50% every six months thereafter over the next three years such that the RSU will be fully vested on September 17, 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table shows information regarding option exercises and stock vested by our named executive officers during fiscal year 2011.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jen-Hsun Huang	1,554,545	(2)	13,413,140	—		—
David L. White	—		—	—		—
Ajay K. Puri	—		—	21,384	(4)	315,730	(4)
David M. Shannon	47,070	(3)	633,531	33,335	(5)	494,697	(5)
Debora Shoquist	—		—	35,068	(6)	527,580	(6)

(1)	The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported by NASDAQ on the date of grant.

(2)	The exercise of the stock option and the sale of the shares acquired during fiscal year 2011 was pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Huang in April 2010.

(3)	The exercise of the stock option and the sale of the shares acquired during fiscal year 2011 was pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Shannon in August 2010.

(4)	The number of shares acquired on vesting includes an aggregate of 8,010 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(5)	The number of shares acquired on vesting includes an aggregate of 12,230 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(6)	The number of shares acquired on vesting includes an aggregate of 13,051 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS

Employment Agreements.    Our executives are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers, except as discussed in Compensation Discussion and Analysis—Elements of Compensation—Other Benefits Severance and Change-in-Control Agreements with respect to our prior agreement with Mr. White and our current agreement with Mr. White discussed below.

In connection with Mr. White’s resignation as Executive Vice President and Chief Financial Officer effective March 17, 2011, we entered into a Transition and Consulting Agreement, dated March 15, 2011, with Mr. White. Pursuant to the Transition and Consulting Agreement, Mr. White is expected to remain an NVIDIA employee until May 31, 2011 at his current base salary of $35,417 per month. Subject to the effectiveness of a release of claims and his good faith assistance in transitioning his duties, Mr. White will also receive a lump sum payment of $128,333. From June 1, 2011 to August 31, 2011, or the Consulting Period, Mr. White is expected to serve as a consultant to us reporting directly to Mr. Huang. Mr. White will be paid $35,417 per month during the Consulting Period for his services and we will reimburse Mr. White for his COBRA medical premiums for up to 18 months. In connection with the Transition and Consulting Agreement, Mr. White granted NVIDIA a full release of all claims related to his employment with NVIDIA. We believe these severance benefits and the consulting relationship are in the best interest of our stockholders, as they facilitate the smooth and effective transition of his duties while retaining the institutional knowledge of our principal financial officer while we search for his full time replacement.

Change-in-Control Agreements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards under the 1998 Plan held by all employees then providing services, including our executive officers, will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.

Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested options and RSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Agreements—Change-in-Control Agreements. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options and RSUs held by them as of January 30, 2011 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on January 28, 2011, the last trading day of fiscal year 2011, as reported by NASDAQ, which was $23.76, and the exercise price of the option. The estimated benefit amount of unvested RSUs was calculated by multiplying the number of RSUs held by the applicable named executive officer by the closing price of our common stock on January 28, 2011, the last trading day of fiscal year 2011, as reported by NASDAQ, which was $23.76.

Name	Unvested In-the-Money Options and RSUs at January 30, 2011 (#)	Total Estimated Benefit ($)
Jen-Hsun Huang	1,807,500	12,954,624

David L. White	363,125	5,346,563

Ajay K. Puri	220,783	3,027,233

David M. Shannon	238,700	3,432,101

Debora Shoquist	194,502	2,873,255

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless specifically incorporated by reference therein.

The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 30, 2011 and in this proxy statement.

COMPENSATION COMMITTEE

Mark Stevens, Chairman

William J. Miller

Harvey Jones

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options and RSUs, the weighted-average exercise price of outstanding stock options, and the number of stock award remaining for future issuance under each of our equity compensation plans as of January 30, 2011 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	52,679,441	$10.12	(2)	65,740,151
Equity compensation plans not approved by security holders (3)	1,933,931	$17.30	(2)	—

Total	54,613,372	$10.38	(2)	65,740,151

(1)	This row includes our 2007 Plan (which is intended as the successor to and continuation of our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan and our 2000 Nonstatutory Equity Incentive Plan) and our 1998 Employee Stock Purchase Plan. Of these shares, 31,997,328 shares remained available for the grant of future rights under our 1998 Employee Stock Purchase Plan as of January 30, 2011. Under our 1998 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	Represents the weighted-average exercise price of outstanding stock options only.

(3)	This row represents the 2000 Nonstatutory Equity Incentive Plan, the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan, which are described below.

2000 Nonstatutory Equity Incentive Plan

The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provided for the grant of nonstatutory stock options to employees, directors, and consultants. The terms and exercise price of awards granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of nonstatutory stock options is either six or ten years. Grants made after May 8, 2003 generally have six year terms. Until February 2004, options granted to new employees vested over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting quarterly over the next three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in February 2004, new employees’ initial options vest quarterly over a three-year period. Grants to existing employees in recognition of performance also vest over a three-year period; however, the option did not begin vesting until the second anniversary of the date of grant, after which time the option vests in quarterly increments over the remaining one-year period. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. We no longer make option grants from this plan.

PortalPlayer, Inc. 2004 Stock Incentive Plan

We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.

PortalPlayer, Inc. 1999 Stock Option Plan

We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

ADDITIONAL INFORMATION

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the Nominating and Corporate Governance Committee or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in fiscal year 2011 that would require disclosure in this proxy statement or approval by the Nominating and Corporate Governance Committee.

TRANSACTIONS WITH RELATED PERSONS

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also intend to execute these agreements with our future executive officers and directors.

See the section above titled Employment, Severance and Change-in-Control Agreements for a description of the terms of our 1998 Plan and our 2007 Plan related to a change–in-control of NVIDIA and for a description of the terms of our Transition and Consulting Agreement with David L. White, our former Executive Vice President and Chief Financial Officer.

See the section above titled Compensation Discussion and Analysis—Elements of Compensation—Other Benefits—Severance and Change-in-Control Agreements for a description of our prior agreement with Mr. White.

We have granted stock options to our executive officers and our non-employee directors. See the sections above titled Executive Compensation and Director Compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2011 Annual Meeting. If any other matters are properly brought before the 2011 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon Secretary

April     , 2011

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2011 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 30, 2011 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.

NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NVIDIA CORPORATION

(a Delaware corporation)

NVIDIA CORPORATION, a Delaware corporation (the “Corporation”), does hereby certify:

First: The name of the Corporation is NVIDIA CORPORATION.

Second: The date on which the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State is February 24, 1998 under the name of NVIDIA Delaware Corporation.

Third: The Board of Directors of the Corporation, acting in accordance with Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Section 2 of Paragraph A of Article V of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“2. Subject to the other provisions of this paragraph, the Board of Directors is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the terms of the members of the Board of Directors shall be as follows: (i) at the annual meeting of stockholders to be held in 2012, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2013; (ii) at the annual meeting of stockholders to be held in 2013, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in 2014; and (iii) at the annual meeting of stockholders to be held in 2014 and at each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders. The classification of the Board of Directors shall terminate at the annual meeting of stockholders to be held in 2014 and all directors shall be elected in accordance with clause (iii) above.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.”

Fourth: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fifth: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

A-1

IN WITNESS WHEREOF, NVIDIA CORPORATION has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested to by its Secretary in Santa Clara, California this      day of                     , 2011.

NVIDIA CORPORATION

Jen-Hsun Huang
President and Chief Executive Officer

ATTEST:

David M. Shannon
Secretary

A-2

Directions to Our Headquarters—Building E

FROM HIGHWAY 101

Take the San Tomas/Montague Exit

Follow the sign to San Tomas Expressway

Stay on San Tomas for less than a mile to Walsh Avenue

Turn left onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280

Take the Saratoga Ave/Saratoga Exit towards Santa Clara

Stay on Saratoga Avenue for about 1 mile

Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue

Turn right onto Walsh Avenue

Continue on Walsh Avenue to the stoplight at Scott Boulevard

Turn left onto Scott Boulevard

2800 Scott Boulevard is the first office building on the left

Turn left into 2800 Scott Boulevard

INVESTOR RELATIONS

2701 SAN TOMAS EXPRESSWAY SANTA CLARA, CA 95050

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to www.virtualshareholdermeeting.com/NVIDIA2011

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33306-P10165

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:

1a. Harvey C. Jones

1b. William J. Miller

For Withhold Abstain

The Board of Directors recommends you vote FOR the following proposals:

2. To amend our Certificate of Incorporation to declassify the board of directors such that all directors are elected on an annual basis by 2014.

For Against Abstain

3. An advisory vote on executive compensation.

The Board of Directors recommends you vote for a 1 YEAR frequency:

1	Year 2 Years 3 Years Abstain

4. An advisory vote on the frequency of holding an advisory vote on executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

INVESTOR RELATIONS

2701 SAN TOMAS EXPRESSWAY SANTA CLARA, CA 95050

VOTE BY INTERNET

Before The Meeting—Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting—Go to www.virtualshareholdermeeting.com/NVIDIA2011

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 17, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M33306-P10165

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:

1a. Harvey C. Jones

1b. William J. Miller

For Withhold Abstain

The Board of Directors recommends you vote FOR the following proposals:

2. To amend our Certificate of Incorporation to declassify the board of directors such that all directors are elected on an annual basis by 2014.

For Against Abstain

3. An advisory vote on executive compensation.

The Board of Directors recommends you vote for a 1 YEAR frequency:

1	Year 2 Years 3 Years Abstain

4. An advisory vote on the frequency of holding an advisory vote on executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

5. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Letter to Stockholders are available at www.proxyvote.com.

M33307-P10165

NVIDIA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2011

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 a.m. PDT on May 18, 2011 at Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050, and any adjournment or postponement thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed by the stockholder(s). If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, FOR proposals 2, 3 and 5 and for a 1 YEAR frequency (proposal 4).

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side